UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1
to
FORM S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

MADISON ENTERPRISES GROUP, INC.
(Name of small business issuer in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	67770 (Primary Standard Industrial Classification Code Number)	20-8380322 (I.R.S. Employer Identification Number)

330 Madison Avenue
New York, NY 10017
Telephone: 212-330-8035
(Address and telephone number of principal executive offices)

Frederick M. Mintz
488 Madison Avenue - Suite 1100
New York, New York 10022
Telephone: 212-486-2500
 (Name, address and telephone number of agent for service)

Approximate date of proposed sale to the public by the selling stockholders: From time to time after the effective date of this registration statement as determined by market conditions.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller  reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b- 2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount of shares to be registered (1)	Proposed offering price per Share (2)	Proposed aggregate offering	Amount of registration fee*
Common Stock, $.001 par value per Share	210,000	$0.20	$$42,000	$$1.29
______________

* Previously paid with the filing of this registration statement with the Securities and Exchange Commission on October 23, 2007.

1 This registration statement shall also cover any additional shares of common stock which become issuable by reason of any stock split, stock dividend, anti-dilution provisions or similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of common stock of the registrant.

2 The selling stockholders shares are restricted from sale until this post-effective amendment to this registration statement is effective. Our common stock is presently not traded on any market or securities exchange, and we intend to apply for listing or quotation on any public market.

The selling security holders and any broker-dealers participating in the distributions of the shares are considered to be “underwriters” within the meaning of Section 2(11) of the Securities Act.

REGISTRANT HEREBY AMENDS THIS PROSPECTUS TO THIS REGISTRATION STATEMENT ON DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON DATES AS THE COMMISSION, ACTING UNDER SAID SECTION 8(a), MAY DETERMINE.

THE INFORMATION IN THIS PROSPECTUS TO THIS REGISTRATION STATEMENT IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES, AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

THIS OFFERING IS A RESALE OF SECURITIES INITIALLY SOLD AT $0.10 PER SHARE. WE HAVE RECENTLY ENTERED INTO AN ACQUISITION AGREEMENT; ACCORDINGLY THIS OFFER IS NO LONGER SUBJECT TO RULE 419 OF THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”).

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 (File No. 333-142666) (the “Registration Statement”) of Madison Enterprises Group, Inc. (the “Company”) is being filed to update and supplement the information contained in the Registration Statement, as originally declared effective by the Securities and Exchange Commission on November 10, 2009, to include information from the Form 8-K filed in connection with the Acquisition of Fastfix, Inc., which closed on May 10, 2011.

In addition, this Post-Effective Amendment No. 1 is being filed to remove the provisions which related to Rule 419 which are no longer applicable and to update certain financial information contained in the Registration Statement, including pro forma financial information for the fiscal year ended December 31, 2010 and the period ended March 31, 2011 with respect to the Acquisition of Fastfix, Inc., which closed on May 10, 2011.

Preliminary Prospectus, Subject to Completion, dated June 30, 2011

Madison Enterprises Group, Inc.
210,000 Shares, Common Stock, at $0.20 Per Share

Pursuant to the Acquisition Agreement, we anticipate having a total of 3,210,000 shares of common stock issued and outstanding on, or prior to, August 1, 2011.  We are not selling any of our shares pursuant to this prospectus.  Accordingly, (1) there is no minimum amount of shares we must sell and (2) no money raised from the sale of the shares will be placed in escrow, trust or any other similar arrangement.  Our securities are more fully described in the section of this prospectus titled "Description of Securities" on page 26.

There is currently no public market for our common stock.  We intend to arrange to have our common stock traded on a public market with our available shares to be sold on the public market.  Although we intend to apply for the trading of our common stock on the OTC Bulletin Board, public trading of our common stock may never materialize.  If our common stock becomes traded on the OTC Bulletin Board, the sale price will vary according to prevailing market prices or privately negotiated prices by the selling stockholders.

All shares currently have a restrictive legend and cannot be sold without registration or an exemption from registration. The legend shall be removed from the 210,000 shares and those shares shall be freely trading upon the effectiveness of this Post-Effective Amendment to this Registration Statement.  If a stockholder desires to sell his or her shares, he or she must notify us so that we can then determine if the broker dealer arranged for the sale to comply with the applicable “Blue Sky” laws.  All sales of our stock are still subject to the restrictions of the escrow agreement.

This offering is a resale of securities initially sold at $0.10 a share.

The selling security holders and any broker-dealers participating in the distributions of the shares are considered to be “underwriters” within the meaning of Section 2(11) of the Securities Act.  Any profit on the sale of shares by the selling security holders and any commissions or discounts given to any such broker-dealer may be deemed to be underwriting commissions or discounts.

INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK.  YOU SHOULD PURCHASE OUR SECURITIES ONLY IF YOU CAN AFFORD A COMPLETE LOSS OF YOUR INVESTMENT.  SEE "RISK FACTORS" BEGINNING AT PAGE 7.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is _____, 2011.

You should rely only upon the information contained in this prospectus in deciding whether to purchase our securities.  We have not authorized anyone to provide information different from that contained in this prospectus.  The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of securities.  Our business, financial condition, results of operations, and prospects may have changed since that date.

The information contained in this prospectus is not complete and is subject to change. The selling stockholders are not permitted to sell securities until the Registration Statement, of which this prospectus is a part, filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities, nor is it a solicitation of an offer to buy these securities in any state where the offer or sale is not permitted.

PART I

PROSPECTUS SUMMARY

You should rely only upon the information contained in this prospectus.  We have not, and the selling stockholders have not, authorized anyone to provide you with information which is different from that contained in this prospectus. The selling stockholders are offering to sell shares of common stock and seeking offers to buy shares of common stock only in jurisdictions where offers and sales are permitted.  The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

SUMMARY INFORMATION AND RISK FACTORS.

The following summary contains basic information about our company and this offering.  It does not contain all of the information which is important to you in making an investment decision.  You should read this prospectus together with the entire prospectus, including the more detailed information in our financial statements and accompanying notes appearing elsewhere in this prospectus. Unless otherwise indicated, all information contained in this prospectus relating to our shares of common stock is based upon information as of June 30, 2011.

OUR BUSINESS

Closing of Acquisition Agreement

Madison Enterprises Group, Inc. (“Madison”, "We", "Us", "Our" or the "Company"), a Delaware corporation, on May 10, 2011, closed with respect to an Acquisition Agreement dated May 10, 2011 (the “Acquisition Agreement”) entered into with Fastfix, Inc. (“Fastfix”), a Delaware corporation (the “Closing”). Pursuant to the terms of the Acquisition Agreement, Madison agreed to acquire up to 99,829,313 shares of the issued and outstanding common stock of Fastfix from the stockholders of Fastfix (the “Fastfix Stockholders”) in exchange for up to 2,824,800 shares of the common stock of Madison. Pursuant to the Acquisition Agreement, the Fastfix stockholders unable to deliver their shares of Fastfix Common Stock to Madison at the Closing were required to deliver such shares on or prior to June 9, 2011. The June 9, 2011 deadline has been postponed until August 1, 2011. The aggregate of 99,829,313 shares represents 100% of Fasfix’s issued and outstanding shares of Common Stock. The aggregate of 2,824,800 shares represents 88% of Madison’s shares of Common Stock expected to be issued and outstanding as of August 1, 2011, if all of the Fastfix Stockholders transfer their shares pursuant to the Acquisition Agreement.

Madison agreed to issue a pro rata amount of the 2,824,800 shares to each of the Fastfix Stockholders who transfers his, hers, or its shares to Madison. At the Closing, Madison received 91,500,000 shares constituting 91.66% of the issued and outstanding common stock of Fastfix from Fastfix Stockholders and issued 2,589,111 shares constituting 80.66% of Madison’s Common Stock expected to be issued and outstanding as of August 1, 2011, if all of the Fastfix Stockholders transfer their shares pursuant to the Acquisition Agreement, to those Fastfix Stockholders. This exchange of shares represented a change of control of Madison from the stockholders of Madison to the Fastfix Stockholders (the “Acquisition”). Subsequent to the Closing through the date hereof, Madison received an additional 7,514,569 shares constituting 7.53% of the issued and outstanding common stock of Fastfix from Fastfix Stockholders and issued 212,634 shares of Madison’s Common Stock to those Fastfix Stockholders. Accordingly, an aggregate of 99,014,569 shares constituting 99.19% of the issued and outstanding common stock of Fastfix have been received from Fastfix Stockholders and 2,801,745 shares of Madison’s Common Stock constituting 87.28% of Madison’s Common Stock expected to be issued and outstanding as of August 1, 2011, if all of the Fastfix Stockholders transfer their shares pursuant to the Acquisition Agreement, had been issued as of this date.

The percentages set forth in the preceding two paragraphs do not include the shares which we are obligated to redeem from Mintz & Fraade Enterprises, LLC and Sierra Gray Capital, LLC. Pursuant to the Acquisition Agreement, Mintz & Fraade Enterprises, LLC and Sierra Gray Capital, LLC agreed to deliver to us for redemption 2,824,800 shares of Madison's Common Stock, in consideration for the payment of $150,000 payable to Mintz & Fraade, P.C. on behalf of Mintz & Fraade Enterprises, LLC and Sierra Grey Capital, LLC as follows: (i) $37,500 from the first $75,000 of funds received from any source including, but not limited to, a private or public debt or equity offering (when the first $37,500 is paid by Madison to Mintz & Fraade, P.C. then Madison shall redeem 353,100 shares of Madison Common Stock owned by Mintz & Fraade Enterprises, LLC and 353,100 shares of Madison Common Stock owned by Sierra Grey Capital, LLC) and (ii) when $37,500 from each additional $75,000 of funds which are received from any source including, but not limited to, a private or public debt or equity offering, then Madison shall redeem 353,100 shares of Madison Common Stock owned by Mintz & Fraade Enterprises, LLC and 353,100 shares of Madison Common Stock owned by Sierra Grey Capital, LLC so that when $300,000 is received from any source including, but not limited to, a private or public debt or equity offering, the full $150,000 shall have been paid and 2,824,800 shares of Madison Common Stock shall have been redeemed.

Pursuant to the Acquisition Agreement, the remaining Fastfix Stockholders who own 814,744 shares representing 0.81% of Fastfix’s issued and outstanding shares prior to the Closing have until August 1, 2011 to transfer their Fastfix shares to Madison and receive 23,054 shares constituting 0.72% of Madison’s Common Stock expected to be issued and outstanding as of August 1, 2011, if all of the Fastfix Stockholders transfer their shares pursuant to the Acquisition Agreement.
Pursuant to the Acquisition Agreement, the parties agreed that subsequent to the Closing Madison shall:

1.
amend its Certificate of Incorporation to increase the number of authorized shares to 160,000,000 shares, of which 150,000,000 shares shall be Common Stock and 10,000,000 shares shall be Preferred Stock;

2.	increase the number of outstanding shares of Madison by implementing a 12.3902577-for-1 stock split and
3.	file a Certificate of Amendment to its Certificate of Incorporation with the Delaware Secretary of State to change its name to “Fastfix, Inc.” (“Fastfix”).

Subsequent to the Closing, Management determined to increase the number of shares of Common Stock to be authorized to 200,000,000 and the number of shares of Preferred Stock to be authorized to 25,000,000, resulting in a total number of authorized shares of 225,000,000.

Prior to the execution of the Acquisition Agreement, 21 stockholders of Madison whose shares are included in our Registration Statement declared effective by the SEC signed a letter agreeing not to sell their shares prior to the filing of the Form 8-K which was filed on May 16, 2011 and this post-effective amendment of our Form S-1 being declared effective.

The Acquisition Agreement contains customary terms and conditions for a transaction of this type, including representations, warranties and covenants. This brief discussion with respect to the Agreement is qualified by reference to the provisions of the Acquisition Agreement which is attached as Exhibit 1.1 to the Form 8-K filed with the SEC on May 16, 2011.

History and Development (Organization within Last 5 Years)

Madison was incorporated under the laws of the State of Delaware on August 17, 2006.  Since inception, Madison has been engaged in developmental stage activities and organizational efforts, including, but not limited to, obtaining initial funding.  Based upon its proposed business activities, Madison was deemed a "blank check" company. The SEC defines those companies as "any development stage company that is issuing a penny stock, within the meaning of Section 3(a)(51) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and that has no specific business plan or purpose, or has indicated that its business plan is to merge with an unidentified company or companies." Many states have enacted statutes, rules and regulations limiting the sale of securities of "blank check" companies in their respective jurisdictions. Madison was, as defined in Rule 12b-2 under the Exchange Act, also a “shell company,” defined as a company with no or nominal assets (other than cash) and no or nominal operations.

Prior to the Acquisition, Michael Zaroff served as President and as a Director, Frederick M. Mintz served as Chairman of the Board and as a Director and Alan P. Fraade, Madison’s original incorporator, served as Principal Accounting Officer, Principal Financial Officer, Vice President, Secretary and as a Director. As part of the Acquisition Agreement, on May 10, 2011 Madison’s three Directors appointed Vijaya Iswara and Craig Eckert as Directors.  Messrs. Zaroff, Mintz and Fraade then resigned all of their respective positions as officers and directors of the Registrant. Messrs. Iswara and Eckert thereafter appointed Mr. Iswara as our Chairman and Secretary and Mr. Eckert as our President and Chief Executive Officer. Accordingly, Vijaya Iswara and Craig Eckert are our sole officers and directors.

Madison has not been involved in any bankruptcy, receivership or similar proceeding.

Fastfix, Inc.

Fastfix was incorporated on July 21, 2005 pursuant to the laws of the State of Delaware.  Fastfix is in the beginning stages of its business and intends to provide transactional support by acting as brokers to facilitate international shipping transactions. We intend to commence providing services to cargo owners, ship owners, ship brokers, international traders and international bankers by matching bulk cargo owners of materials including, but not limited to, grain, steel, scrap metal, cement, sand, ores, minerals, with a compatible vessel. Matching is currently provided by us offline in a limited capacity. However, Fastfix has been developing an Internet-based transactional system for matching cargo owners to compatible vessels known as the Fastfix Global bulk cargo ocean freight fixture trade planning system (the “System”), which will become a fully integral part of our business activities when it is launched.  Matching via the Internet will be done through a software program which matches cargo with specific shipping requirements with specific vessels.  The System will use software generated logic which allows its customers to negotiate terms and conditions and successfully conclude a transaction. The System will provide a global trade structure for physical markets, secondary markets and derivative markets. Fastfix’s business goal is to provide a proprietary technological system offering a complete transactional solution.

Our corporate address is 330 Madison Avenue, New York, NY 10017. We maintain a website with the following address: www.fastfixinc.com.

THE OFFERING

Securities Offered
We are registering common shares on behalf of twenty one (21) selling security holders.  In the aggregate, the selling stockholders are offering up to 210,000 shares of common stock, $.001 par value per share.  The aggregate amount of shares we are registering for the selling security holders represents 6.5% of the issued and outstanding shares of our common stock and .42% of the total authorized shares of our common stock.  See “Selling Security Holders.”

Plan of Distribution
Up to 210,000 shares of common stock may be offered and sold by the selling stockholders through agents or brokers, acting as principal, agent in transactions, which may involve block transactions, on the Electronic Bulletin Board, over-the-counter market or on other exchanges on which the shares are then listed, pursuant to the rules of the applicable exchanges or in the over-the-counter market, or otherwise; through brokers or agents in private sales at negotiated prices; or by any other legally available means. We will not know in which states  prospective purchasers will be located.  It will be the brokers’ responsibility to confirm that sales can legally be made in the applicable states.

Offering Price	$0.20 per share.

Use of Proceeds	We will not receive any cash or other proceeds from the selling security holders’ sales of their respective shares.

Securities Outstanding
We are authorized to issue up to an aggregate of 50,000,000 shares of common stock and 5,000,000 of preferred stock of which we anticipate having 3,210,000 common shares and 0 preferred shares issued and outstanding on, or prior to, August 1, 2011.

Risk Factors
An investment in our shares is highly speculative and purchasers may suffer substantial dilution per common share compared to the purchase price. We will need additional funding. No individual should invest in our common shares who cannot afford to risk the loss of his or her entire investment. All shares are currently restricted and may not be sold until this post-effective amendment is effective, after which the 210,000 shares which are part of this offering may be sold. If a stockholder wishes to sell his stock, we must determine if the sale complies with the applicable “Blue Sky” laws. See “Risk Factors” immediately following this provision.

RISK FACTORS

An investment in the Shares being registered pursuant to this prospectus involves a high degree of risk.  Any statements with respect to future events contained in this prospectus are based upon circumstances and events which have not yet occurred, and upon assumptions which may not materialize.  The actual results which are achieved by us may vary materially from those discussed in this prospectus.

In addition, this prospectus contains forward-looking statements which involve risks and uncertainties.  Forward-looking statements are based upon the beliefs of our management, as well as assumptions made by and information currently available to our management.  When used in this prospectus, the words “estimate,” “project,” “believe,” “anticipate,” “intend,” “expect” and similar expressions are intended to identify forward-looking statements.  These statements reflect our current views with respect to future events and are subject to risks and uncertainties which may cause our actual results to differ materially from those contemplated in our forward-looking statements.  We caution you not to place undue reliance upon such forward-looking statements, as our results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth in the risk factors section and elsewhere in this prospectus.  Any such statements are representative only as of the date of this prospectus.  We do not undertake any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances subsequent to the date of this prospectus or to reflect the occurrence of unanticipated events, except for such updates to this prospectus as are required by federal securities laws and such periodic reports as are required pursuant to the Securities Exchange Act of 1934, as amended.

Accordingly, prospective investors should consider carefully the following risk factors, in addition to the other information with respect to our business contained in this prospectus, before purchasing Shares pursuant to this prospectus.

Our business and operations involve numerous risks, some of which are beyond our control which may affect future results and the market price of our common shares. In any such case, the market price of our common shares could decline, and investors may lose all or part of their investment. The following discussion highlights all material risks known to us.

Risks With Respect to Our Business

Competition could substantially impair our business and our operating results.

Competition in our business is intense.  We are engaging in a business similar to several major corporations.  Most of the financial and technical resources, name recognition, market access, commercial connections, and research and development capabilities of each of our competitors far exceed ours.  In view of our limited history, investments and number of personnel, it will be difficult for us to gain market access, and if we do develop a successful product, one or more of these companies may develop a similar or superior product within a short time.

Our Chairman and Director Mr. Vijaya Iswara is the sole stockholder of our largest stockholder.

Mr. Vijaya Iswara is our Chairman and one of our directors.  Mr. Iswara is also the sole stockholder of our largest stockholder, Deep Sea Logistics, Inc., which owns approximately 35% of our shares.  Deep Sea Logistics shall also receive a pro rata number of shares of the 10,000,000 shares of Series A Anti-Dilutive Preferred Stock to be distributed to stockholders, equaling 3,570,000 shares. Thus, Mr. Iswara has substantial influence over our business, and will continue to have substantial influence over our business. Mr. Iswara has agreed that he and Deep Sea Logistics, Inc. will not engage in any business activities other than through us.

We are dependent upon key personnel.

Messrs. Vijaya Iswara and Craig Eckert are critical to our operations. If we were to lose either of their services, it could have a material adverse effect upon our business.

In addition, in the past we have relied, as needed, upon consultants and advisors in the following areas: technical and software architect, chartering operations, sales and marketing and finance.  There can be no assurance that these consultants and/or advisors will be available in the future. The loss of the services of any of these consultants and advisors, particularly consultants providing technical and software architect services, sales and marketing, and chartering operations services, could have a material adverse effect upon our business, results of operations and financial condition.

We are dependent upon attracting and retaining highly skilled personnel.

We believe our future success will depend largely upon our ability to attract and retain highly skilled management, consultants and advisors in the following areas: technical and software architect, chartering operations, sales and marketing and finance.  Competition for such personnel is intense and there can be no assurance that we will be successful in attracting and retaining such personnel.  The inability to attract or retain qualified personnel in the future, or delays in hiring required personnel, particularly consultants providing technical and software architect, sales and marketing, and chartering operations services, could have a material adverse effect upon our business, results of operations and financial condition.

We will need financing to develop our business and to meet our capital requirements.

We will need financing to develop our business and meet our capital requirements. Management anticipates that we will need approximately $1,000,000 in financing to commence and execute our business plan. We currently have no arrangements to obtain financing and we will be dependent upon sources such as:

•	funds from private sources such as, loans and additional private placements, and
•	funds from public offerings.
•	future earnings,

Financing may only be available, if at all, upon terms which may not be commercially advantageous. If adequate funds are not available from operations or additional sources of financing, our business will be materially adversely affected.

Our anticipated future growth is dependent upon our ability to successfully manage the growth of our operations.

We expect to experience growth in the number of employees and the scope of our operations. There can be no assurance that we will be able to grow our business as expected.  Our future success will be highly dependent upon our ability to successfully manage the expansion of our operations. Our ability to manage and support our growth effectively will be substantially dependent upon our ability to implement adequate improvements to financial and management controls, reporting and other procedures and hire sufficient numbers of financial, accounting, administrative and management personnel. Our anticipated expansion, and the resulting growth in the number of our employees, will result in increased responsibility for both existing and new management personnel. There can be no assurance that we will be able to identify, attract and retain experienced accounting and financial personnel. Our future operating results will depend upon the ability of our management and other key employees to implement and improve our systems for operations, financial control and information management, and to recruit, train, and manage our employee base. There can be no assurance that we will be able to achieve or manage any such growth successfully or to implement and maintain adequate financial and management controls and procedures. Our inability to do so would have a material adverse effect upon our business, results of operations and financial condition.

Our future success depends upon our ability to address potential market opportunities while managing our expenses to match our ability to finance our operations. This need to manage our expenses will place a significant strain upon our management and operational resources. If we are unable to manage our expenses effectively, our business, results of operations and financial condition will be adversely affected.

We may be subject to additional risks associated with doing business in foreign countries.

If we are successful in expanding our business into countries other than the United States, in addition to the language barriers, different presentations of financial information, different business practices, and other cultural differences and barriers which may make it difficult to evaluate business decisions or transactions, ongoing business risks may result from conducting business in foreign countries, including, without being limited to, the international political situation, uncertain legal systems and applications of law, prejudice against foreigners, corrupt practices, uncertain economic policies and potential political and economic instability, which may be exacerbated in various foreign countries. There can be no assurance that we would be able to enforce business contracts or protect our intellectual property rights in foreign countries.

 In doing business in foreign countries we may also be subject to risks, including, but not limited to, currency fluctuations, regulatory problems, punitive tariffs, unstable local tax policies, trade embargoes, expropriation, corporate and personal liability for violations of local laws, possible difficulties in collecting accounts receivable, increased costs of doing business in countries with limited infrastructure, risks related to shipment of raw materials and finished goods across national borders and cultural and language differences. We also may face competition from local companies which have longer operating histories, greater name recognition, and broader customer relationships and industry alliances in their local markets, and it may be difficult to operate profitably in some markets as a result of such competition. Foreign economies may differ favorably or unfavorably from the United States economy in growth of gross national product, rate of inflation, market development, rate of savings, and capital investment, resource self-sufficiency and balance of payments positions, and in other respects.

When doing business in foreign countries, we may be subject to uncertainties with respect to those countries’ legal systems and application of laws, which may impact our ability to enforce our agreements and may expose us to lawsuits.

Legal systems in many foreign countries are new, unclear, and continually evolving.  There can be no certainty as to the application of laws and regulations in particular instances.  Many foreign countries do not have a comprehensive system of laws, and the existing regional and local laws are often in conflict and subject to inconsistent interpretation, implementation and enforcement.  New laws and changes to existing laws may occur quickly and sometimes unpredictably.  These factors may limit our ability to enforce agreements with our current and future customers, vendors and licensees.  Furthermore, it may expose us to lawsuits by our customers and vendors in which we may not be adequately able to protect ourselves.

When doing business in certain foreign countries, we may be unable to fully comply with local and regional laws which may expose us to financial risk.

When doing business in certain foreign countries, we may be required to comply with informal laws and trade practices imposed by local and regional government administrators.  Local taxes and other charges may be levied depending upon the local needs for tax revenues, and may not be predictable or evenly applied.  These local and regional taxes/charges and governmentally imposed business practices may affect our cost of doing business and may require us to constantly modify our business methods to both comply with these local rules and to lessen the financial impact and operational interference of such policies.  In addition, it is often extremely burdensome for businesses operating in foreign countries to comply with some of the local and regional laws and regulations.  Our failure to maintain compliance with the local laws may result in hefty fines and fees which may have a substantial impact upon our cash flow, cause a substantial decrease in our revenues, and may affect our ability to continue operations.

Various administrative agencies in foreign countries have informal rule enforcement with which we may not be able to comply.

Although we expect to be able to operate within changing administratively imposed business practices and otherwise to comply with the informal enforcement rules of the various administrative agencies in the countries where we will operate, there can be no assurance that we will be able to do so.  If local or regional governments or administrators in foreign countries impose new practices or levies which we cannot effectively respond to, or if administrators suddenly commence enforcing those rules that they have not previously enforced, our operations and financial condition could be materially and adversely impacted.  Our ability to appeal many of the local and regionally imposed laws and regulations may be limited, and we may not be able to seek adequate redress for laws which materially damage our business and affect our ability to continue operation.

Many foreign judiciaries are relatively inexperienced in enforcing the laws which exist, which may expose us to costly litigation and uncertain outcomes.

If we are involved in litigation in a foreign country, we may not be able to properly evaluate the possible outcome.  This may expose us to costly litigation.  Furthermore, we may be exposed to potential inequitable judicial results.  Either of those scenarios may have a material adverse effect upon our business or financial condition.

Currency fluctuations, while not presently ascertainable, may adversely affect our earnings.

Fluctuations in exchange rates may affect our costs and operating margins, which in turn could affect our revenues.  In addition, these fluctuations could result in exchange losses and increased costs.

Our success could be hindered by the limited protection afforded by the intellectual property and proprietary rights which we intend to acquire.  There are potential costs for enforcement or defense of these rights.

Any inability to adequately protect our intellectual property could harm our ability to compete.  Our future success and ability to compete depends in part upon our intellectual property and our patents (which we intend to acquire as we develop our products) and we will attempt to protect our intellectual property with a combination of patent, copyright, trademark and trade secret laws, as well as with confidentiality procedures and contractual provisions.  These legal protections afford only limited protection and may be time-consuming to obtain and maintain.  Further, in spite of our efforts, we may be unable to prevent third parties from infringing upon or misappropriating our intellectual property.

Our intellectual property may not be adequate to provide us with competitive advantage or to prevent competitors from entering the markets for our services.  In addition, our competitors could independently develop non-infringing products and technologies or services which are competitive with, equivalent to, and/or superior to our products, technologies or services.  Monitoring infringement and/or misappropriation of intellectual property can be difficult, and there can be no assurance that we would detect any infringement or misappropriation of our proprietary rights.

A conflict of interest may arise due to Mintz & Fraade, P.C.’s capacity as our legal counsel.

The law firm of Mintz & Fraade, P.C. is our legal counsel. In consideration for its legal services rendered and certain services to be rendered pursuant to its retainer agreement with us, Mintz & Fraade, P.C. shall receive $100,000 payable from 50% of the first $200,000 received after the first $300,000 received from any source including, but not limited to: (A) the sale of our shares to the public pursuant to a Registration Statement or (B) the sale of our shares pursuant to a Private Placement Memorandum. Mintz & Fraade, P.C. also owns 353,704 shares constituting 11.07% of our common stock which we anticipate being issued and outstanding, if all of the Fastfix Stockholders transfer their shares pursuant to the Acquisition Agreement.  In addition, Mintz & Fraade Enterprises LLC owns 229,081 shares constituting 7.14% of our common stock which we anticipate being issued and outstanding, if all of the Fastfix Stockholders transfer their shares pursuant to the Acquisition Agreement. Mintz & Fraade Enterprises LLC is owned by the principals of Mintz & Fraade, P.C. and their spouses. Both entities shall also receive a pro rata number of shares of the 10,000,000 shares of Series A Anti-Dilutive Preferred Stock, equaling 1,107,000 shares to Mintz & Fraade, P.C. and 714,000 shares to Mintz & Fraade Enterprises LLC. Because of the payment terms of the retainer agreement and the ownership of stock by both entities, a conflict of interest may arise with respect to Mintz & Fraade, P.C.’s capacity as our legal counsel.

Mintz & Fraade, P.C. represented both parties in the Acquisition and was a stockholder of both parties. Both parties executed a letter agreement acknowledging and accepting Mintz & Fraade, P.C.’s dual representation and stock ownership, and waiving any conflict of interest which may exist as a result of Mintz & Fraade, P.C.’s dual representation and stock ownership.

Risks With Respect to Our Shares of Common Stock

We have never paid dividends on our common stock.

We have never paid dividends on our common stock, and there can be no assurance that we will have sufficient earnings to pay any dividends with respect to our common stock.  Moreover, even if we have sufficient earnings, we are not obligated to declare dividends with respect to the common stock.  The future declaration of any cash or stock dividends will be in the sole and absolute discretion of the Board of Directors and will depend upon our earnings, capital requirements, financial position, general economic conditions and other pertinent factors.  It is also possible that the terms of any future debt financing may restrict the payment of dividends.  We presently intend to retain earnings, if any, for the development and expansion of its business.

Our Directors Have the Right, Without the Agreement of Stockholders, to Authorize the Issuance of Preferred Stock With any Rights Allowable Pursuant to Law, Which Could Adversely Affect the Rights and Value of Our Common Stock, Including Voting Rights and Liquidation Preferences.

Our directors, without further action by our stockholders, have the authority to issue shares of anti-dilutive Preferred Stock from time to time in one or more series, and to fix the number of shares, the relative rights, conversion rights, voting rights, terms of redemption, liquidation preferences and any other preferences, special rights and qualifications of any such series.  Any one share of Preferred Stock issued by our directors shall be convertible into five shares of Common Stock. Any issuance of Preferred Stock could adversely affect the rights of holders of common stock and the value of such common stock.  Although our Board of Directors is required to make any determination to issue such stock based upon its judgment as to the best interests of our stockholders, our Board of Directors could, for example, act in a manner which would discourage an acquisition attempt or other transaction which some, or a majority, of the stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then market price of such stock.  Our Board of Directors does not at present intend to seek stockholder approval prior to any issuance of currently authorized stock, unless otherwise required by applicable law or stock exchange rules.

We have agreed to issue 10,000,000 shares of anti-dilutive Preferred Stock to the existing stockholders.

We have agreed to issue after the Closing 10,000,000 shares of anti-dilutive Preferred Stock to the stockholders as of August 1, 2011 on a pro rata basis. These shares shall be convertible into Common Stock at a rate of five shares of Common Stock for every one share of Preferred Stock. The Preferred Stock shall not be convertible:

(i) during the first 12 months or during a financing transaction;
(ii) until we are trading on the Pink Sheets or any exchange; and
(iii) revenues of $1,000,000 must have been received during a period of 12 consecutive months prior to such conversion.

Shares of Preferred Stock shall be entitled to vote on an “as-converted to common stock basis.” Conversion shall not be affected by reverse stock splits. For example, if we make a reverse split and 100,000,000 shares of Common Stock outstanding are reduced to 20,000,000 shares, the 10,000,000 shares of Preferred Stock will continue to be convertible into 50,000,000 shares of Common Stock.

There can be no assurance that our common stock will ever be quoted on any market or traded on national securities exchanges or markets.

Until such time as our common stock is quoted or listed upon any securities exchanges or markets, of which there can be no assurance, accurate quotations as to the market value of our securities may not be possible.  Sellers of our securities are likely to have more difficulty disposing of their securities than sellers of securities which are listed upon any of the several NASDAQ markets, the New York Stock Exchange, the American Stock Exchange, or one of the other national securities exchanges or markets.

Although we intend to make arrangements for our common stock to be traded upon a public market, such as the OTC Bulletin Board, there can be no assurance that we would be successful in having our common stock listed or quoted on OTC Bulletin Board or any other public markets, or that if so listed or quoted, that our common stock would thereafter increase in value.

Even if public markets do develop, the volume of trading in our common stock will presumably be limited and likely dominated by a few individuals. The limited volume, if any, will make the price of our common stock subject to manipulation by one or more stockholders and will significantly limit the number of shares that one can purchase or sell in a short period of time. An investor may find it difficult to dispose of his, hers or its securities.

USE OF PROCEEDS

This prospectus relates to shares of our common stock which may be offered and sold from time to time by the selling stockholders.  We will not receive any proceeds from the sale of shares of common stock in this offering.

DETERMINATION OF OFFERING PRICE

Prior to this offering of our common stock, there has been no public market for any of our securities and there can be no assurance that a market will develop.  The offering price of $0.20 per share was determined by us. The principal factors considered in determining the offering price included the following:

•	the information set forth in this prospectus,

•	market conditions for business combinations involving blank check companies,

•	the estimated profitability of business combinations involving similar blank check companies,

DILUTION

In view of the fact that the selling stockholders are offering for sale shares of our common stock which are already issued and outstanding, the sale by the selling stockholders of their shares of our common stock pursuant to this prospectus will not result in any dilution to our stockholders.

CAPITALIZATION

The following table sets forth our capitalization as of May 10, 2011 (based on the Pro Forma Financial Statements as of March 31, 2011):

May 10, 2011
Stockholders Equity
Common Stock, $.001 Par Value, 50 Million Authorized, 3,210,000 issued and outstanding	$3,210
Additional Paid in Capital	$17,790
Preferred stock, $.001 par value, 5 Million authorized, none issued or outstanding
Gain on Bargain Purchase of Fastfix Inc.	$12,529

Deficit accumulated during the development stage	$(23,597)
Total stockholders’ equity (deficiency)	$9,932
Total capitalization	$31,290

MARKET FOR COMMON EQUITY
AND RELATED STOCKHOLDER MATTERS

Our Common Stock is not presently trading on any stock exchange.  We are not aware of any market active in our stock since inception through the date of this filing.  While we intend to arrange to have our common stock traded on the public market and with the availability of our shares to be sold on the public market, we have not yet applied to have our stock listed on an exchange or quoted on a quotation service.  We do intend to apply for quotation of our common stock on the OTC Bulletin Board.  There can be no assurance that a trading market will ever develop, or if developed, that it will be sustained.

We will not know in which states prospective purchasers will be located.  It will be the brokers’ responsibility to confirm that sales can legally be made in the applicable states.

PLAN OF OPERATIONS

Fastfix is in the beginning stages of its business and intends to provide transactional support by acting as brokers to facilitate international shipping transactions. We intend to commence providing services to cargo owners, ship owners, ship brokers, international traders and international bankers by matching bulk cargo owners of materials including, but not limited to, grain, steel, scrap metal, cement, sand, ores, minerals, with a compatible vessel. Matching is currently provided by us offline in a limited capacity. However, Fastfix has been developing an Internet-based transactional system for matching cargo owners to compatible vessels known as the Fastfix Global bulk cargo ocean freight fixture trade planning system (the “System”), which will become a fully integral part of our business activities when it is launched.  Matching via the Internet will be done through a software program which matches cargo with specific shipping requirements with specific vessels.  The System will use software generated logic which allows its customers to negotiate terms and conditions and successfully conclude a transaction. The System will provide a global trade structure for physical markets, secondary markets and derivative markets. Fastfix’s business goal is to provide a proprietary technological system offering a complete transactional solution.

Results of Operations of Fastfix, Inc.

Operating Results of Fastfix, Inc. for the twelve months ended December 31, 2010 compared to December 31, 2009 and the Quarter ended March 31, 2011 compared to the Quarter ended March 31, 2010

	For the Twelve Months Ended December 31		For the Quarter Ended March 31 (Unaudited)
	2010	2009	2011	2010
Statement of Operations Data

Total Revenue	$0	$0	$0	$0
Operating Loss	$(89,964)	$(85,478)	$(14,596)	$(21,925)
Net loss	$(89,964)	$(85,478)	$(14,596)	$(21,925)
Net loss per share*	$(0.00089)	$(0.00086)	$(0.00014)	$(0.00022)

Balance Sheet Data

Total assets	$34,567	$113,231	$27,971	$91,306
Total liabilities	$3,442	$3,442	$11,442	$3,442
Stockholders’ equity	$31,125	$109,789	$16,529	$87,864

* Based upon 99,829,313 shares issued and outstanding as of December 31, 2010 and March 31, 2011.

During the twelve months ended December 31, 2009 and 2010 our revenues were $0.

Our operating expenses during the twelve months ended December 31, 2010 were $93,464 as compared to $85,478 during the twelve months ended December 31, 2009. These costs are mainly due to depreciation, audit fees and amortization of assets.

Our selling, general and administrative expenses during the twelve months ended December 31, 2010 were $4,000 as compared to $561during the twelve months ended December 31 2009. Although there can be no assurance of a specific trend, we are continually working to minimize our selling, general and administrative expenses that will allow our revenues to sufficiently cover these expenses.

We experienced a net loss from operations of $93,464 during the twelve months ended December 31, 2010 as compared to a net loss from operations of $85,478 during the twelve months ended December 31, 2009.

LIQUIDITY AND CAPITAL RESOURCES

We have incurred an operating loss for the twelve months ended December 31, 2010 and an operating loss for the twelve months ended December 31, 2009. As of December 31, 2010, we had an accumulated deficit of $371,175.

We currently have no revenues, but expect revenues in the foreseeable future as a result of obtaining customers for us to service. Revenues from our services are expected to increase in proportion to the number of customers serviced by us. Consequently, we are depending upon the proceeds from future debt or equity investments to implement our business plan until revenue is sufficient to cover our operating expenses. If we are unable to raise sufficient capital, we will be required to delay or forego some portion of our business plan, which would have a material adverse effect upon our anticipated results and financial condition. There can be no assurance that we will be able to obtain necessary amounts of capital or that our estimates of our capital requirements will prove to be accurate.

During the twelve months ended December 31, 2010 cash used by operations was $500 as compared to $54,520 cash used by operations during the twelve months ended December 31, 2009.

During the twelve months ended December 31, 2010 we received $10,800 from financing activities as compared to receiving $13,830 in financing activities during the twelve months ended December 31, 2009.

Commitments

We do not have any commitments which are required to be disclosed in tabular form as of June 30, 2011.

Off-Balance Sheet Arrangements

We are not currently a party to, or otherwise involved with, any off-balance sheet arrangements which have or are reasonably likely to have a current or future material effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

SEASONALITY

Given the nature of our business, we do not anticipate any material variations in revenues and operating costs due to seasonality.

DESCRIPTION OF BUSINESS

History and Development (Organization within Last 5 Years)

Madison was incorporated under the laws of the State of Delaware on August 17, 2006.  Since inception, Madison has been engaged in developmental stage activities and organizational efforts, including, but not limited to, obtaining initial funding.  Based upon its proposed business activities, Madison was deemed a "blank check" company. The SEC defines those companies as "any development stage company that is issuing a penny stock, within the meaning of Section 3 (a)(51) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and that has no specific business plan or purpose, or has indicated that its business plan is to merge with an unidentified company or companies." Many states have enacted statutes, rules and regulations limiting the sale of securities of "blank check" companies in their respective jurisdictions. Madison was, as defined in Rule 12b-2 under the Exchange Act, also a “shell company,” defined as a company with no or nominal assets (other than cash) and no or nominal operations.

Prior to the Acquisition, Michael Zaroff served as President and as a Director, Frederick M. Mintz served as Chairman of the Board and as a Director and Alan P. Fraade, Madison’s original incorporator, served as Principal Accounting Officer, Principal Financial Officer, Vice President, Secretary and as a Director. As part of the Acquisition Agreement, on May 10, 2011 Madison’s three Directors appointed Vijaya Iswara and Craig Eckert as Directors.  Messrs. Zaroff, Mintz and Fraade then resigned all of their respective positions as officers and directors of the Registrant. Messrs. Iswara and Eckert thereafter appointed Mr. Iswara as our Chairman and Secretary and Mr. Eckert as our President and Chief Executive Officer. Accordingly, Vijaya Iswara and Craig Eckert are our sole officers and directors.

Madison has not been involved in any bankruptcy, receivership or similar proceeding.

Fastfix, Inc.

Fastfix was incorporated on July 21, 2005 pursuant to the laws of the State of Delaware.  Fastfix is in the beginning stages of its business and intends to provide transactional support by acting as brokers to facilitate international shipping transactions. We intend to commence providing services to cargo owners, ship owners, ship brokers, international traders and international bankers by matching bulk cargo owners of materials including, but not limited to, grain, steel, scrap metal, cement, sand, ores, minerals, with a compatible vessel. Matching is currently provided by us offline in a limited capacity. However, Fastfix has been developing an Internet-based transactional system for matching cargo owners to compatible vessels known as the Fastfix Global bulk cargo ocean freight fixture trade planning system (the “System”), which will become a fully integral part of our business activities when it is launched.  Matching via the Internet will be done through a software program which matches cargo with specific shipping requirements with specific vessels.  The System will use software generated logic which allows its customers to negotiate terms and conditions and successfully conclude a transaction. The System will provide a global trade structure for physical markets, secondary markets and derivative markets. Fastfix’s business goal is to provide a proprietary technological system offering a complete transactional solution.

Our corporate address is 330 Madison Avenue, New York, NY 10017. We maintain a website with the following address: www.fastfixinc.com.

The System

Fastfix is in the process of developing, and has filed a patent for, the Fastfix Global bulk cargo ocean freight fixture trade planning system (the “System”), which will be an Internet-based transactional system for matching cargo owners to compatible vessels. Management believes the System will offer a complete transactional solution by providing a global trade infrastructure for all major dry bulk commodities that are transported by ship. Management believes it will offer a cohesive structure for physical markets, secondary markets and derivative markets.

The System will consist of channels of accumulating necessary inputs, from both internal and external data points, to process Global bulk cargo, ocean freight fixture and trading methods for improving and simplifying a global trade delivery system. The System accomplishes this by offering product pricing efficiencies by consistently delivering lower costs of raw materials and finished goods at wholesale levels. The System will be a single point global trade planner which provides infrastructure network for traders, charterers, owners, brokers, financial institutions and others by offering full integration of disparate commercial ship fixing processes with applicable financial trading processes. Management believes this integration will improve planning international bulk shipment, minimizing freight capital blocked in a transaction, calculating launch timing for banking instruments, managing currency, production, commodity pricing and ship sourcing risks, negotiating charter party terms, facilitating high level transparency of voyage processes, and causing efficient deployment of global shipping fleets.

One of Management's main goals for the System besides creating a coherent global trade planning facility is to achieve real time liquidity of capital blocked in commodity and ocean freight commitments. Many dry bulk commodities form the inputs in various processes occurring in global factories. In international trade, while a commodity is being sourced and shipped, there can be a lag time of several weeks to sometimes months between its origin and final destination. Such travel time blocks significant amounts of financial capital in legally binding commitments for all corporate participants. Management believes the System will facilitate implementation of a trade planner by seamlessly integrating ground level commercial ship fixing processes via direct global bidding and dynamic real time pricing of shipping assets for each specific cargo parcel for charter contracts. Management believes that the System will solve ocean freight problems for physical market participants including dry or liquid bulk ship owners, operators, ship brokers, charterers, cargo trading companies, ship or cargo agency businesses and Letter of Credit or trade finance providing financial institutions. Management believes the System can be connected with barges, and will integrate barge loading of cargos in both export and import sector activities on major river systems around the globe. As a direct result of this penultimate process of the System, commodities which originate from deep in the hinterland can be priced for river transport along with ocean shipping at a single location for the purposes of achieving transparency of shipping costs from origin to destination.

Management believes the System will also provide liquidity to freight and commodity contracts through financial trading mechanisms by connecting to the traditional commodity, maritime and option exchanges worldwide. This process should potentially open up the freight markets to exponential growth levels akin to other financial derivative innovations. Design of the contracts achieved under the System could resolve structural deficiency currently inherent in the market place and result in sound rationale for pricing volatile and cyclical shipping markets. Since Management believes that the System will facilitate perpetual fixing opportunity for ships in the physical markets, the secondary and derivative markets can operate on accepted fundamental facts instead of dependency upon thin market spectrum.

Intellectual Property

Patents and Licenses

On May 25, 2005, our Chairman and one of our Directors, Mr. Vijaya Iswara, filed a patent application for the FastFix-The Cargo Fixture System with the United States Patent and Trademark Office (USPTO). The Serial No. is 908753 and Series Code is 10.  The publication date is November 30, 2006.  The System offers a comprehensive solution which may maintain the highest degree of relevance to market forces, cost structures unique to individual shipping organizations, ongoing but ever changing worldwide supply and demand for tonnage, expectations of commodity traders, shipbrokers and other participants such as international bankers.

As of the date of this filing, this patent has not been approved by the United States Patent and Trademark Office.

Mr. Vijaya Iswara has agreed to assign the FastFix-The Cargo Fixture System patent to us.

We have or intend to trademark all appropriate service or trade names which we have utilized, including, but not limited to, the following:

1. COA Plan
2. Corporate Grids
3. Fastfix Final Report
4. FGB A/C or Fastfix Global Bucks A/C
5. FGB Sub A/C
6. Level I Freight Quote
7. Level II Freight Quote
8. Level III Freight Quote
9. Maritime Freight Bid
10. Port Connector-View
11. Post-A-Quote
12. QuoteMaster
13. Rate My FSPN
14. ShipYES Report
15. Source-Agent
16. Trade Genie
17. View Operating Days

The Freight Market

The freight market is extensive and complex with ship owners, operators and charterers at the mercy of fluctuating freight rates. Thousands of events can have an impact upon the cost of sea transport and anyone moving bulk commodities operates in an extremely volatile environment. Seaborne trade is vital in enabling the global economy to function. The world relies upon a fleet of ships with a cargo carrying capacity, as of the beginning of 2010, of 1,276 million deadweight tons (source: United Nations Conference on Trade and Development – Review of Maritime Transport 2010; “UNCTAD”) to carry every conceivable type of product from grain to crude oil, iron ore and chemicals. The latest United Nations figures show that 7.94 billion tons of trade were transported by sea in 2009. (Source UNCTAD). World trade is dependent upon the availability of adequate shipping capacity.

In global commodity trades, calculating ocean freight costs is very complex. If done inaccurately, it can impair the outcome of trades that involve international movement of commodities by water. Participants in the industry utilize tools which are aimed at a company’s internal operations. With increasingly significant levels of capital being committed to global ocean freight, it is necessary that the industry participants have clear, transparent and fluid global mechanism for the purposes of risk mitigation and risk management as it pertains to commodity and shipping costs. Pockets of activity amongst local or regional players do not offer globally competitive freight and thus undermining a firm’s competitiveness in the global market place. There is a dire necessity for bringing together different industry participants to achieve common streamlined approach for assessing their own internal quest for ocean freight. Management believes that the System will offer globally cohesive solutions and deliver such benefits.

In recent times global trade has increased by leaps and bounds. Increasing levels of globalization caused raw material suppliers and users to source materials from new global locations and transport them to far reaching international destinations. Trading companies which exercise flexibility enter into brand new business relationships for this purpose. While these companies are able to effectively evaluate specific commodity trades they are engaged in, they are often unable to properly understand their organization's unique relationship with the global shipping maze. Hence, commodity traders in the physical movement markets simply defer to methods which are ineffective and cumbersome. For example, if a buyer in the grain trade routinely relies upon its suppliers for pricing, it offers less transparency with regards to its ocean freight costs.

Additionally, the shipping jargon, sourcing procedures, negotiating methods, and operational activities vary significantly from one type of commodity trade to another. This body of knowledge is less available for industry participants; thus making it an inefficient and restrictive aspect of the overall international trade planning processes.

Often, the freight or logistics experts which are employed by companies come from their own internal ranks, and therefore lack requisite appreciation for the complexities and intricacies of international ocean shipping methods within the context of larger global trade. This limitation stems from years of under investment in research, lack of leadership and inability to foresee connecting points. Such disconnect and under appreciation is equally prevalent amongst all international groups which are connected with each other through the common thread of global shipping process flow.

Ships and other marine transport form the most common thread for all global trade activities. They are the primary convergence point for global trade transactions where title to the goods is officially considered exchanged. The demand for international ocean shipping is of a derived nature and this situation calls for an efficient trade planning global mechanism which comprehensively addresses various critical and essential connecting points of the trade transaction. Management believes the System will efficiently connect the physical commodity trading world to the most fluid and advanced financial market systems.

Government Regulation

Management believes that it is not subject to any specific governmental regulation due to the nature of its intended business.

Competition

We believe our main competitors are the companies set forth below:

Triple Point Technology Inc. (“Triple Point”) is engaged in the business of risk mitigation of commodity and freight trades. Triple Point is the leading provider of software for end-to-end commodity management. This global company provides innovative solutions to competitively address the complex commodities value chain: buying, selling, trading, and procurement; enterprise risk management; scheduling and logistics; storage; processing; and settlement and accounting. Triple Point's commodity management platform enables over 260 customers in more than 35 countries to profitably manage exposure to energy and raw materials across industries including energy; metals; agriculture; transportation; shipping; consumer products; discrete manufacturers; and big box retailers. Triple Point was named a 'Leader' in Gartner's ETRM Magic Quadrant for its completeness of vision and ability to execute in 2009 and 2010. Founded in 1993, Triple Point employs over 600 persons in 11 offices and support centers around the globe.

AXSMarine is engaged in the business of integrating technical aspects of shipping. AXSMarine was formed in June 2000 and today has over 450 clients for its four specialized product lines: AXSDry, Alphaliner, AXSS&P and AXSTanker. AXSMarine produces a complete set of interactive, Internet-based decision-making tools and databases which support all commercial ship chartering activities. The products and solutions of AXSMarine are purpose-built for shipbrokers, operators, owners, charterers, research firms and financial institutions, using state-of-the-art Internet technologies. AXSMarine online tools are secure, fast and easy to use, and the databases they source are always up to date. Because they are Internet based, AXSMarine’s services are available from any computer, anywhere. There is never anything to download or install. AXSMarine subscribers can transform a massive overload of raw text data into useful, searchable information. As a result, they enable clients and clients’ teams to make faster decisions and smarter choices by easily interacting clients’ own information and market data with AXSMarine’s powerful, easy-to-use assessment and analysis tools.

Steminorder Inc. (“Steminorder”) has a listing service with enhanced matching and messaging capabilities.  Steminorder provides an online listing service for ships, cargos, sale and purchase of ships. Steminorder users may create and announce their references, tracking the performance of companies on the website. All users may evaluate and comment on services as well as advertise services and activities. With the STEMINORDER CARD platform, users may comment and criticize vessels, companies, completed businesses plus fixtures and failed businesses. Comparison of companies, services and scale of shipping market rates are also available.

Copenhagen Shipping Exchange ApS (“CPHSE”) is engaged in the business of improving ship matching capabilities, voice solutions and email communications. CPHSE was founded in 2009 by Jonas Bruhn and Stefan Avivson. CPHSE’s headquarter is in Copenhagen, Denmark. CPHSE is owned by its co-founders and is backed by a group of American investors. CPHSE is governed by Danish law. CPHSE collaborates with and delivers software solutions to leading players of the shipping industry. CPHSE currently employs more than 20 people, all trained specialists in their respective fields. These employees work continuously to improve the user friendliness of the different software for CPHSE. After years of research and development, CPHSE now offers ship owners, principals, charterers, and brokers alike a patented online software service which ensures the option to close deals instead of searching vast amounts of emails every day for information on open vessel positions, available cargo and port activity and so on. Through reliable statistics, CPHSE also offers a tool which gives its customers in depth insights and crucial intelligence into the effects of their email communications

Stelvio Inc. (“Stelvio”) is engaged in the business of improving the traditional information silos to a web-based architecture. Stelvio is a Montreal based software development house that has been successfully designing commercial solutions since 1990. ShipDecision is a product of Stelvio. The web-based architecture removes the need for in-house servers and complex IT infrastructure. Data is stored on Stelvio-owned server farms housed for security, redundancy and high availability at two separate hosting facilities in the Greater Montreal area. With specific modules for Brokers, Operators, Charterers, Surveyors, Agents, Insurers and Registries, ShipDecision 3.0 saves time, reduces costs, and helps create a competitive advantage. It can be customized to suit an organization’s business needs and to mirror an organization’s business processes. Teams using the system gain better control of the information needed to make decisions.

DESCRIPTION OF PROPERTY

We currently make use of executive office space with an address at 330 Madison Ave, New York, NY 10017, which is a shared office space rented by Deep Sea Logistics, Inc.  We also make use of the office of one of our sales representatives with an address at 2000 Monterio Ave, 2nd and 3rd Floors, Richmond, VA 23222 Virginia. We currently pay no rent for the use of these office spaces. We may establish an office in Washington DC in the future based upon resources and requirements.

Prior to the end of 2012, we expect to have our personnel located at a single worldwide Corporate Head Quarters in New York City.  We also anticipate that two regional command centers will be established prior to the end of 2012. Management anticipates that ultimately fifty small (8 – 12 people) regional offices will be established at globally recognized shipping centers.  There can be no assurance that we will rent these centers or offices.

We presently have no agreements to acquire any properties, and have no policy with respect to investments or interests in real estate, real estate mortgages or securities of, or interests in, entities primarily engaged in real estate activities.

LEGAL PROCEEDINGS

There are not presently any material pending legal proceedings to which we are a party or as to which any of its property is subject, and no such proceedings are known to be threatened or contemplated against it.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Directors and Executive Officers

Our Board of Directors consists of Mr. Craig Eckert, who is also our President and Chief Executive Officer and Mr. Vijaya Iswara, who is also our Chairman of the Board.

Our present executive officers and directors, their ages and present positions are as follows:

Name	Age	Position	First Year Elected/Appointed
Craig Eckert	61	President, CEO, Director	2011
Vijaya Iswara	40	Chairman, Secretary, Director	2011

All of our directors will hold office until such time as their successors, if any, have been duly elected and qualified.  All of our directors have currently been appointed to indefinite initial terms and we do not currently intend to elect additional directors or replace any of our current officers and directors.

All of our executive officers will hold office until the next annual meeting of the directors and until their successors, if any, have been duly appointed and qualified.

Mr. Craig Eckert has been the President, CEO, and a director of Fastfix since January 2011. Mr. Eckert was President of Metric Partners from August 2000 to present, where he provided the overall vision and leadership for Metric Partners Merger and Acquisition business. Prior to Metric Partners Mr. Eckert held Senior Executive positions at R-B Computer Systems from 2005 to 2007, CoManage from 1999 to 2001, CenturyTel from 1995 to 1999 and Nortel Networks from 1988 to 1994. His Sales, Marketing and Business Development experience includes the establishment of global operations in the Americas, AsiaPac and EMEA.  He has also held senior roles in sales, marketing and product management with P&L responsibility at CenturyTel. Mr. Eckert is a past Executive Board Member of the National Engineering Consortium from 1985 to 2000. He is a frequent speaker at trade and industry forums and is actively involved in several industry organizations and advisory boards. He holds an Engineering Degree from the University of South Florida in 1980 and earned his MBA at Northwestern’s J.L. Kellogg School of Management in 1994.

Mr. Vijaya Iswara has been the Chairman and a director of Fastix since 2005. Since 1997, Mr. Iswara has served as President and CEO of Deep Sea Logistics Inc., a company in consulting and advisory in shipping.  Since 2001 to 2010, Mr. Iswara has served as a consultant of Alliance Computer Consultants Inc. in IT consulting business.

Mr. Iswara tracks trends and investment opportunities in inland and global shipping sectors. He has more than 12 years of experience in finance, strategic planning, ocean cargo projects, development of process efficiencies in the bulk trades and shipping industries. He developed FastFix - The Complete Cargo Fixture System. Mr. Iswara holds a Bachelors Degree in Accounting from Andhra University in India in 1991 and Post Graduate Diplomas in Foreign Trade Management from the Institute of Export Management in India in 1992 and Computer Applications from BDPS in India in 1992, as well as an MBA from University of Hartford in 1995. Mr. Iswara also holds an Advanced Chartering Certificate from SUNY Maritime in 2000.

Mr. Iswara’s publications include Ore wars and Collateral damage in April 2010, How to value a Ship in December 2009, FFA disputes and Capital Losses in November 2009, Do bribery and spying really exist in international trade? In Aug 2009, Drybulk demand worries in October 2008, Baltic Indices and the direction of freight markets in January 2008, Maritime Derivatives and Shipping Markets in August 2007, FFA's questionable tactics in May 2007, and EBook on Understanding Ocean Freight-Essential Knowledge for Organizational survival in September 2006.

Significant Employees

There are no persons other than our executive officers who are expected by us to make a significant contribution to our business.

Family Relationships

There are no family relationships of any kind among our directors, executive officers, or persons nominated or chosen by us to become directors or executive officers.

Involvement in Certain Legal Proceedings

There have been no events under any bankruptcy act, no criminal proceedings and no judgments, injunctions, orders or decrees material to the evaluation of the ability and integrity of any director, executive officer, promoter or control person of Registrant during the past five (5) years.

Audit and Compensation Committees, Financial Expert

We do not have a standing audit or compensation committee or any committee performing a similar function, although we may form such committees in the future.  Our entire Board of Directors handles the functions that would otherwise be handled by an audit or compensation committee.

Since we do not currently have an audit committee, we have no audit committee financial expert.  Prior to such time as we consummate a merger or other business combination, our financial management and record keeping involve only simple transactions, and accordingly reliance upon a financial expert is unnecessary.  Following the consummation of a merger or other business combination, for which there can be no assurance, we may search for a qualified independent expert who would be willing to serve on our Board of Directors and who would be willing to act as an audit committee financial expert.  Before retaining any such expert, our Board of Directors would make a determination as to whether such person is both qualified and independent.

We do not have a compensation committee, though our Board of Directors may appoint a committee to exercise its judgment on the determination of salary and other compensation.

Code of Ethics

We have adopted a Code of Ethics which is designed to ensure that our directors and officers meet the highest standards of ethical conduct. The Code of Ethics requires that our directors and officers comply with all laws and other legal requirements, conduct business in an honest and ethical manner and otherwise act with integrity and in our best interest.

EXECUTIVE COMPENSATION

Pursuant to the terms of the Acquisition Agreement, we shall enter into employment agreements with each of Craig Eckert and Vijaya Iswara for a period of three years each, with a base salary of $96,000 per year for each of them. Salaries will not commence until after we have raised in excess of $500,000. Mr. Eckert’s salary will accrue as of March 1, 2011; the accrual will be paid out of a percentage of future revenues to be agreed upon.

Although Mr. Eckert’s employment agreement has not been executed, 1,000,000 shares of the common stock have been transferred by Deep Sea Logistics with respect to his employment by the Company. This shall be reflected in his employment agreement.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of our common stock by:

●	each person who is the owner of more than 5% of our common stock outstanding after the closing of the Acquisition;
●	each person who became an executive officer or director of us upon closing of the Acquisition; and
●	all of our directors and executive officers as a group.

Name and Address of Beneficial Owner	Number of Shares of Common Shares Beneficial Ownership	Percentage of Outstanding Common Shares*
Vijaya Iswara (1)	1,146,000	35.70%
Deep Sea Logistics, Inc. (1)	1,146,000	35.70%
Mintz & Fraade, P.C. (2)	353,704	11.02%
Mintz & Fraade Enterprises, LLC (2)	229,081	7.14%
Craig Eckert (3)	28,296	0.88%
Directors and Officers as a Group (2 persons) (3)	1,174,296	36.58%

*
Percentages are based upon 3,210,000 shares expected to be issued and outstanding as of August 1, 2011, if all of the Fastfix stockholders transfer their shares pursuant to the Acquisition Agreement (99.19% of the shares of Fastfix have been transferred as of the date of this prospectus)

(1)
Deep Sea Logistics, Inc. is wholly owned by Vijaya Iswara, who has the sole voting and dispositive power with respect to the shares owned by Deep Sea Logistics, Inc. Address at: 330 Madison Avenue, New York, NY 10017

(2)
The principals of Mintz & Fraade, P.C. and their spouses own Mintz & Fraade Enterprises, LLC. The position could be taken that Mintz & Fraade, P.C. and Mintz & Fraade Enterprises, LLC each have beneficial ownership of 18.16% of the outstanding common shares. Address at: 488 Madison Avenue, Suite 1100, New York, NY 10022

(3)	Address at: 330 Madison Avenue, New York, NY 10017

Each of these beneficial owners shall receive a pro rata amount of shares of Series A Anti-Dilutive Preferred Stock which will be issued by our Board of Directors. Such shares shall be convertible to Common Stock at a rate of five shares of Common Stock for every one share of Preferred Stock. The Series A Anti-Dilutive Preferred Stock shall not be convertible:

  i.          during the first 12 months or during a financing transaction;
 ii.          until we are trading on the Pink Sheets or any exchange; and
iii.          revenues of $1,000,000 must have been received during a period of 12 consecutive months prior to such conversion.

The amendment of the Certificate of Incorporation shall give the Board of Directors such powers with respect to the Preferred Stock which are at least as broad as the existing Certificate of Incorporation of Madison and shall further provide for the issuance of Preferred Stock which is anti-dilutive in all respects including, but not limited to, that a reverse split of Madison’s Common Stock shall not effect the Preferred Stock. For example, if there are 40,000,000 shares of the Madison Common Stock issued and outstanding and 5,000,000 shares of Preferred Stock issued and outstanding which are convertible into 25,000,000 shares of Common Stock and there is a reverse split of the Common Stock, decreasing the number of shares of the issued and outstanding Madison Common Stock to 20,000,000 shares, the Preferred Stock shall retain the right to convert to 25,000,000 shares.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Using the definition of director independence set forth in NASDAQ Marketplace Rule 4200(a)(15), neither Craig Eckert nor Vijaya Iswara are considered independent directors.

We have used the services of MS Acctek, Inc., which is controlled by Mrutyunjaya Chittavajhula, Fastfix’s Controller, since the pre-incorporation years, beginning in 2002. Fastfix has issued common shares for a total volume of $65,250 for services rendered throughout this time.

On November 29, 2010, Fastfix entered into a Consulting Agreement with Highland Global Partners, LLC (“Highland”), a New York limited liability company. Pursuant to the terms of the Consulting Agreement, Fastfix agreed to issue 50,000,000 shares of its common stock to Highland and its assignees. Mintz & Fraade, P.C. has received 25% of the shares to which Highland was entitled and Mintz & Fraade Enterprises, LLC, which is owned by the principals of Mintz & Fraade, P.C. and their spouses has received 10% of the shares to which Highland was entitled. This issuance resulted in a total of 99,829,313 issued and outstanding shares of common stock.

Deep Sea Logistics, Inc. and Mr. Iswara have agreed to enter into an agreement with us which shall provide as follows:

   i.         Mr. Iswara as the sole owner of Deep Sea Logistics, Inc., shall agree to pay off the Deep Sea Logistics, Inc. outstanding judgments and provide an undertaking that he shall obtain satisfactions of the judgments.  Mr. Iswara shall further authorize FastFix and/or any stockholder of FastFix to pay off the judgments. Such judgments aggregate approximately $100,000. 100,000 shares of stock of FastFix shall be held in escrow by Mintz & Fraade, P.C. until all claims are satisfied.

  ii.         FastFix shall have the right to withhold 10% of the first $100,000 of Mr. Iswara’s annual compensation and 25% of any compensation above $100,000 for the benefit of FastFix or the stockholders who pay such judgments.  The unpaid balance shall be due in five (5) years at which time FastFix or the stockholders could sell the stock held in escrow to satisfy any unpaid amount.

iii.          A similar structure shall be utilized with respect to judgments and claims against Mr. Iswara. Such judgments aggregate approximately $50,000.

We have entered into a retainer agreement with Mintz & Fraade, P.C. to act as our legal counsel. In consideration for its certain legal services rendered and to be rendered pursuant to its retainer agreement with us, Mintz & Fraade, P.C. shall receive $100,000 payable from 50% of the first $200,000 received after the first $300,000 received from any source including, but not limited to: (A) the sale of our shares to the public pursuant to a Registration Statement or (B) the sale of our shares pursuant to a Private Placement Memorandum.

Mintz & Fraade, P.C. represented both parties in the Acquisition and was a stockholder in both parties. Both parties executed a letter agreement acknowledging and accepting Mintz & Fraade, P.C.’s dual representation and stock ownership, and waiving any conflict of interest which may exist as a result of Mintz & Fraade, P.C.’s dual representation and stock ownership.

Conflicts of Interest

Our business raises potential conflicts of interest between us and Mr. Vijaya Iswara, who is an officer and director, and Mintz & Fraade, P.C., who is our legal counsel.  Mr. Iswara is the sole owner of Deep Sea Logistics, Inc., the owner of approximately 35% of our shares. Deep Sea Logistics shall also receive a pro rata number of shares of the 10,000,000 shares of Series A Anti-Dilutive Preferred Stock, equaling 3,570,000 shares. Thus, Mr. Iswara has substantial influence over our business, and will continue to have substantial influence over our business. Mr. Iswara has agreed that he and Deep Sea Logistics, Inc. will not engage in any business activities other than through us.

The law firm of Mintz & Fraade, P.C. is our legal counsel. Mintz & Fraade, P.C. owns 353,704 shares constituting 11.07% of our common stock which we anticipate being issued and outstanding, if all of the Fastfix stockholders transfer their shares pursuant to the Acquisition Agreement.  In addition, Mintz & Fraade Enterprises LLC owns 229,081 shares constituting 7.14% of our common stock which we anticipate being issued and outstanding, if all of the Fastfix stockholders transfer their shares pursuant to the Acquisition Agreement. Mintz & Fraade Enterprises LLC is owned by the principals of Mintz & Fraade, P.C. and their spouses. Both entities shall also receive a pro rata number of shares of the 10,000,000 shares of Series A Anti-Dilutive Preferred Stock, equaling 1,107,000 shares to Mintz & Fraade, P.C. and 714,000 shares to Mintz & Fraade Enterprises LLC. Because of the ownership of stock by both entities, a conflict of interest may arise with respect to Mintz & Fraade, P.C.’s capacity as our legal counsel.

Mintz & Fraade, P.C. represented both parties in the Acquisition and was a stockholder in both parties. Both parties executed a letter agreement acknowledging and accepting Mintz & Fraade, P.C.’s dual representation and stock ownership, and waiving any conflict of interest which may exist as a result of Mintz & Fraade, P.C.’s dual representation and stock ownership.

Additional conflicts of interest and non-arms length transactions may also arise in the future in the event our current and future officers or directors are involved in the management of any company with which we transact business.  We have adopted a policy that we will not enter into a business combination, or acquire any assets of any kind for its securities, in which our management or any of our affiliates or associates have any interest, direct or indirect.

No other binding guidelines or procedures for resolving potential conflicts of interest have been adopted by us.  Accordingly, our officers will be required to use their discretion in order to resolve conflicts in such a manner as he considers appropriate.  Failure by management to resolve conflicts of interest in our favor could result in liability of management to us.

Other than described above, there have been no transactions which are required to be disclosed pursuant to Item 404 of Regulation S-B.

SELLING SECURITY HOLDERS

We have prepared this prospectus to allow the selling stockholders or their pledgees, donees, transferees or other successors in interest, if transfer to such parties is permitted pursuant to Rule 15g-8, to sell up to an aggregate of 210,000 shares of our common stock.  All of the common stock offered is already issued by Madison Enterprises Group, Inc. and is being offered by the selling stockholders for their own accounts.  We may from time to time supplement or amend this prospectus, as is required to provide information with respect to the selling stockholders.

The following table sets forth certain information regarding ownership of Madison Enterprises Group, Inc. common stock by the selling stockholders as of the date hereof, including their names, and the number of shares of commons owned by them and offered pursuant to this prospectus.   The selling stockholders listed in the table do not necessarily intend to sell any of their shares.  We have filed the registration statement, which includes this prospectus, due to the registration rights granted to the selling stockholders, not because they had expressed an intent to immediately sell their shares.  Therefore, no estimate can be given as to the number of shares of common stock that will be sold pursuant to this prospectus or the number of shares that will be owned by the selling stockholders upon termination of the offering made hereby.  We will file a supplement to this prospectus to name successors to any named selling stockholders who are able to use this prospectus to resell the securities registered hereby.

	BENEFICIAL HOLDINGS	COMMON SHARES
NAME OF SELLING SECURITY HOLDER	BEFORE THE OFFERING	OFFERED HEREBY
Marcus Bernold	10,000	10,000
Rene Carrel	10,000	10,000
Bar Ernst	10,000	10,000
Monique Heuberger	10,000	10,000
Roland Heuberger	10,000	10,000
Kareela Business Ltd.	10,000	10,000
Manuela Kesselring	10,000	10,000
Ronald Kesselring	10,000	10,000
Keyes Family Trust	10,000	10.000
Christoph Marti	10,000	10,000
Kurt Marty	10,000	10,000
Andreas Pliakas	10,000	10,000
Arne Rupp	10,000	10,000
Margrit Stocker Rupp	10,000	10,000
Haldun Sacbüken	10,000	10,000
Raul Senn	10,000	10,000
Claude Schurch	10,000	10,000
Siegfried Schurch	10,000	10,000
Ulrich Schurch	10,000	10,000
Kerstin Schurch-Rupp	10,000	10,000
Tell Capital AG	10,000	10,000

DESCRIPTION OF SECURITIES

Common Stock

Our authorized capital stock, immediately following the closing of the Acquisition, consists of 50,000,000 shares of common stock, par value $0.001 per share, of which 3,210,000 shares are expected to be issued and outstanding as of August 1, 2011, if all of the Fastfix stockholders transfer their shares pursuant to the Acquisition Agreement.  We plan to file a Certificate of Amendment to its Articles of Incorporation increasing the number of authorized shares of common stock to 200,000,000. Each share of common stock is entitled to one vote on all matters upon which such shares can vote. All shares of common stock are equal to each other with respect to the election of directors and cumulative voting is not permitted. There are no preemptive rights. In the event of liquidation or dissolution, holders of common stock are entitled to receive, pro rata, the assets remaining, after creditors, and holders of any class of stock having liquidation rights senior to holders of shares of common stock, have been paid in full. All shares of common stock are entitled to such dividends as the Board of Directors may declare from time to time. There are no provisions in the articles of incorporation or bylaws that would delay, defer or prevent a change of control. We do not have any other classes or series of capital stock.

Preferred Stock

We are authorized to issue 5,000,000 shares of blank check preferred stock, par value $0.01 per share.  As of the date of this filing, we have no shares of preferred stock issued and outstanding. We plan to file a Certificate of Amendment to its Articles of Incorporation increasing the number of authorized shares of preferred stock to 25,000,000.

We have agreed to issue 10,000,000 shares of Series A anti-dilutive preferred stock to the existing stockholders of Fastfix as of August 1, 2011 on a pro rata basis.  Such shares shall be convertible into common stock at a rate of five shares of common stock for every one share of preferred stock, though they will not be convertible:

(i) during the first 12 months or during a financing transaction;
(ii) until we are trading on the Pink Sheets or any exchange; and
(iii) revenues of $1,000,000 must have been received during a period of 12 consecutive months prior to such conversion.

The amendment of the Certificate of Incorporation shall give the Board of Directors such powers with respect to the Preferred Stock which are at least as broad as the existing Certificate of Incorporation of Madison and shall further provide for the issuance of Preferred Stock which is anti-dilutive in all respects including, but not limited to, that a reverse split of Madison’s Common Stock shall not effect the Preferred Stock. For example, if there are 40,000,000 shares of the Madison Common Stock issued and outstanding and 5,000,000 shares of Preferred Stock issued and outstanding which are convertible into 25,000,000 shares of Common Stock and there is a reverse split of the Common Stock, decreasing the number of shares of the issued and outstanding Madison Common Stock to 20,000,000 shares, the Preferred Stock shall retain the right to convert to 25,000,000 shares.

Options and Warrants

There are no outstanding options or warrants to purchase, nor any securities convertible into, our common shares.  Additionally, there are no shares which could be sold pursuant to Rule 144 of the Securities Act or which we have agreed to register pursuant to the Securities Act for sale by security holders.  Further, there are no common shares being, or proposed to be, publicly offered by us.

Stockholders

As of the date hereof, there are 36 holders of record of our common stock.

The issued and outstanding shares of our common stock were issued in accordance with the exemptions from registration afforded by Section 4(2) of the Securities Act.  Accordingly, such security holders cannot rely upon Rule 144 for resale transactions. There is a general prohibition against reliance on Rule 144 with respect to securities issued by shell companies such as ours.  In order to resell the securities subject to Rule 144, our company must first cease being a shell company, be subject to the Exchange Act reporting obligations, and file all required Exchange Act reports during the proceeding twelve months.  Additionally, one year must elapse after all Exchange Act reports are filed before the securities may be resold.

Dividends

We have never paid dividends on our common stock, and there can be no assurance that we will have sufficient earnings to pay any dividends with respect to the common stock.  Moreover, even if it has sufficient earnings, it is not obligated to declare dividends with respect to the common stock. The future declaration of any cash or stock dividends will be in the sole and absolute discretion of the Board of Directors and will depend upon our earnings, capital requirements, financial position, general economic conditions and other pertinent factors.  It is also possible that the terms of any future debt financing may restrict the payment of dividends.  We presently intend to retain earnings, if any, for the development and expansion of its business.

CHANGES IN AND DISAGREEMENTS WITH
ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

There are not and have not been any disagreements between us and our accountants on any matter of accounting principles, since our formation and there are no disagreements with accountants on accounting or financial disclosure matters.

RECENT SALES OF UNREGISTERED SECURITIES

There have not been any securities of the registrant sold by the registrant within the past three years which were not registered under the Securities Act.

SHARES ELIGIBLE FOR FUTURE SALE

As of the date hereof, 3,210,000 shares of our common stock are issued and outstanding.  All outstanding shares of our common stock are "restricted securities" as such term is defined pursuant to Rule 144, in that such shares were issued in a private transaction not involving a public offering and may not be sold  in accordance with Rule 144. The 210,000 shares which are the subject of this registration statement shall be registered upon this registration statement being declared effective.

There is a general prohibition against reliance on Rule 144 with respect to securities issued by shell companies such as ours.  In order to resell the securities subject to Rule 144, our company must first cease being a shell company, be subject to the Exchange Act reporting obligations, and file all required Exchange Act reports during the proceeding twelve months.  Additionally, one year must elapse after all Exchange Act reports are filed before the securities may be resold.

Sales of substantial amounts of our common stock under Rule 144, this prospectus, or otherwise, could adversely affect the prevailing market price of our common stock and could impair our ability to raise capital through the future sale of our securities.

TRANSFER AGENT AND REGISTRAR

It is anticipated that we will engage a stock transfer agent for our common stock.

LEGAL MATTERS

Certain legal matters with respect to the issuance of the securities offered hereby were passed upon by Mintz & Fraade, P.C.  Mintz & Fraade, P.C. owns 353,704 shares constituting 11.07% of our common stock which we anticipate being issued and outstanding if all of the Fastfix stockholders transfer their shares pursuant to the Acquisition Agreement.  In addition, Mintz & Fraade Enterprises LLC owns 229,081 shares constituting 7.14% of our common stock which we anticipate being issued and outstanding if all of the Fastfix stockholders transfer their shares pursuant to the Acquisition Agreement. Mintz & Fraade Enterprises LLC is owned by the principals of Mintz & Fraade, P.C. and their spouses. Both entities shall also receive a pro rata number of shares of the 10,000,000 shares of Series A Anti-Dilutive Preferred Stock, equaling 1,107,000 shares to Mintz & Fraade, P.C. and 714,000 shares to Mintz & Fraade Enterprises LLC.

PLAN OF DISTRIBUTION

We are registering a total of 210,000 shares of our common stock that are being offered by the selling stockholders.  As used in this prospectus, "selling stockholders" includes the pledgees, donees, transferees or others who may later hold the selling stockholders' interests in the common stock, if transfer to such parties is permitted pursuant to Rule 15g-8. We will pay the costs and fees of registering the common shares, but the selling stockholders will pay any brokerage commissions, discounts or other expenses relating to the sale of the common stock.  We will not receive the proceeds from the sale of the shares by the selling stockholders.

During this offering, the selling stockholders may only sell their shares pursuant to the terms and conditions of this offering.

Thereafter, the selling stockholders and any of their pledgees, assignees and successors- in-interest, if transfer to such parties is permitted pursuant to Rule 15g-8, may, from time to time, sell any or all of their shares of common stock on any stock exchange, market, or trading facility on which the shares are traded or in private transactions. Such sales may be at fixed or negotiated prices.  The selling stockholders may use any one or more of the following methods when selling shares:

o    Ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

o    Block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

o    Purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

o    An exchange distribution in accordance with the rules of the applicable exchange;

o    Privately negotiated transactions;

o    Broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

o    A combination of any such methods of sale; and

o    Any other method permitted pursuant to applicable law.

There is a general prohibition against reliance on Rule 144 with respect to securities issued by shell companies such as ours.  However, selling stockholders may be able to resell their securities subject to Rule 144 if our company ceases being a shell company, becomes subject to the Exchange Act reporting obligations, and files all required Exchange Act reports during the proceeding twelve months.  Additionally, one year must elapse after all Exchange Act reports are filed before the securities may be resold.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock or warrants owned by them and, if they  default in the performance of their secured obligations, the pledges, or secured  parties may offer and sell the shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other  applicable provision of the Securities Act, amending the list of selling stockholders to include the pledgee, transferee, or other successors in interest as selling stockholders pursuant to this prospectus.

EXPERTS

The financial statements for Madison Enterprises Group, Inc. as of and for the period ended December 31, 2010 included in this prospectus have been audited by Bernstein & Pinchuk, LLP, independent registered public accounting firm, to the extent and for the periods set forth in their reports appearing elsewhere herein and are included in reliance upon such reports given upon the authority of that firm as experts in auditing and accounting.

The financial statements for Fastfix, Inc. as of and for the period ended December 31, 2010 included in this prospectus have been audited by Eugene Egeberg, independent certified public accountant, to the extent and for the periods set forth in his reports appearing elsewhere herein and are included in reliance upon such reports given upon the authority of him as an expert in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1/A under the Securities Act in connection with the offering of the common stock by the selling stockholders.  This prospectus, which is part of the registration statement, does not contain all of the information included in the registration statement.  Some information is omitted and you should refer to the registration statement and the exhibits thereto.  With respect to references made in this prospectus to any contract, agreement or other document of ours, such references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contracts, agreements or other documents.  You may review a copy of the registration statement, including exhibits, at the SEC's public reference room at 100 F. Street N.E., Washington, D.C. 20549. The public may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.

We will in the future be filing annual, quarterly and current reports, proxy statements and other information with the SEC.  You may read and copy any reports, statements or other information on file at the public reference rooms.  You can also request copies of these documents, for a copying fee, by writing to the SEC.

ANTI-TAKEOVER EFFECTS OF VARIOUS PROVISIONS OF DELAWARE LAW AND OUR ARTICLES OF INCORPORATION AND BYLAWS

We are subject to Section 203 of the Delaware General Corporation Law (the “GCL”).  Subject to certain exceptions, this Section of the GCL regulates corporate takeovers and prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for three (3) years following the date which the stockholder became an interested stockholder.

Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder.  An interested stockholder is a person who, together with affiliates and associates, owns or, within three (3) years prior to the determination of interested stockholder status, did own 15% or more of a corporation's outstanding voting securities.  We expect the existence of this provision to have an anti-takeover effect with respect to transactions which our board of directors does not approve in advance.  We also anticipate that Section 203 may discourage takeover attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

Provisions of our Certificate of Incorporation and Bylaws may have the effect of making it more difficult for a third party to acquire, or discourage a third party from  attempting to acquire, control of us by means of a tender offer, a proxy contest or otherwise.  Such provisions may also make the removal of incumbent officers and directors more difficult.  Such provisions are intended to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to first negotiate with us.  Such provisions could also limit the price that investors might be willing to pay in the future for shares of our common stock.  Such provisions may make it more difficult for stockholders to take specific corporate actions and could have the effect of delaying or preventing a change in control.

 FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM*

MADISON FINANCIAL STATEMENTS

BALANCE SHEETS AS OF MARCH 31, 2011 (UNAUDITED) AND DECEMBER 31, 2010**

STATEMENTS OF OPERATION FOR THE THREE MONTHS ENDED MARCH 31, 2011 AND 2010 (UNAUDITED)**

STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY AS OF MARCH 31, 2011 (UNAUDITED)**

STATEMENTS OF CASH FLOWS FOR THE THREE MONTHS ENDED MARCH 31, 2011 AND 2010 (UNAUDITED)**

NOTES TO FINANCIAL STATEMENTS**

FASTFIX FINANCIAL STATEMENTS

BALANCE SHEET FOR THE PERIODS ENDED DECEMBER 31, 2010 AND 2009*

STATEMENT OF OPERATIONS FOR THE PERIODS ENDED DECEMBER 31, 2009 AND 2010*

STATEMENT OF STOCKHOLDERS' EQUITY FOR THE PERIODS ENDED DECEMBER 31, 2009 AND 2010*

STATEMENT OF CASH FLOWS FOR THE PERIODS ENDED DECEMBER 31, 2009 AND 2010*

NOTES TO FINANCIAL STATEMENTS PERIOD ENDED DECEMBER 31, 2010*

BALANCE SHEET FOR THE PERIODS ENDING MARCH 31, 2011 AND 2010 AND DECEMBER 31, 2010 AND 2009*

STATEMENT OF OPERATIONS FOR THE PERIODS ENDED MARCH 31, 2011 AND 2010*

STATEMENT OF STOCKHOLDERS' EQUITY FOR THE PERIODS ENDED MARCH 31, 2011 AND 2010*

STATEMENT OF CASH FLOWS FOR THE PERIODS ENDED MARCH 31, 2011 AND 2010*

NOTES TO FINANCIAL STATEMENTS FOR THE PERIODS ENDED MARCH 31, 2011 AND 2010*

PRO FORMA FINANCIAL STATEMENTS

PRO FORMA BALANCE SHEETS AS OF DECEMBER 31, 2010 AND MARCH 31, 2011***

PRO FORMA STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY AS OF DECEMBER 31, 2010 AND MARCH 31, 2011***

PRO FORMA STATEMENT OF OPERATIONS AS OF DECEMBER 31, 2010 AND MARCH 31, 2011***

PRO FORMA STATEMENT OF CASH FLOWS AS OF DECEMBER 31, 2010 AND MARCH 31, 2011***

* Filed previously with the Form 8-K/A filed with the SEC on June 7, 2011
**Filed previously with the Form 10-Q filed with the SEC on May 23, 2011
***Filed herewith

FASTFIX, INC.
(A Development Stage Company)
Pro Forma Combined
Financial Statements
(Unudited)

INTRODUCTORY NOTE

Madison Enterprises Group, Inc. (“Madison”, "We", "Us", "Our" or the "Company"), a Delaware corporation, on May 10, 2011, closed with respect to an Acquisition Agreement dated May 10, 2011 (the “Acquisition Agreement”) with Fastfix, Inc. (“Fastfix”), a Delaware corporation (the “Closing”). As a result of the Acquisition Agreement, the former owners of Fastfix became the controlling stockholders of Madison.

The following sets forth the combined financial statements of Madison and Fastfix on a pro forma basis for the year ended December 31, 2010 and the period ended March 31, 2011. The pro forma financial statements are provided for informational purposes only and are not necessarily indicative of future results or what the operating results or financial condition of the Company would have been had the Acquisition been consummated on the dates assumed. The following pro forma financial statements should be read in conjunction with the historical financial statements and the accompanying notes thereto, of Madison and Fastfix included elsewhere in this filing.

FASTFIX, INC
(A Development Stage Company)
BALANCE SHEETS
AS OF DECEMBER 31, 2010 & MARCH 31, 2011
AUDITED
RESTATED 6/23/2011

ASSETS
			Pro Forma		Pro Forma			Pro Forma		Pro Forma
	Historical		Adjustments		Consolidated	Historical		Adjustments		Consolidated
	FastFix	Madison				FastFix	Madison
	December 31, 2010	December 31, 2010			December 31, 2010	March 31, 2011	March 31, 2011			March 31, 2011
Current Assets
Cash and cash equivalents	$-	$-	$-		$-	$-	$-	$-		$-
Cash in Escrow	-	3,319	-		3,319	-	3,319	-		3,319

Total Current Assets	-	3,319	-		3,319	-	3,319	-		3,319

Property, Plant and Equipment
at cost, net of accumulated depreciation	$34,567	$-	$-		$34,567	$27,971	$-	$-		$27,971
						-	-			-

TOTAL ASSETS	$34,567	$3,319	$-		$37,886	$27,971	$3,319	$-		$31,290

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
Accounts Payable -- Related Parties	$-	$6,416	-		$6,416	$8,000	$6,416	-		$14,416
Loans from Shareholders	3,442	-	-		3,442	3,442	-	-		3,442
Accrued Liabilities	3,500	-	-		3,500	3,500	-	-		3,500

Total Current Liabilities	6,942	6,416	-		13,358	14,942	6,416	-		21,358

TOTAL LIABILITIES	$6,942	$6,416	-		$13,358	$14,942	$6,416	-		$21,358

Stockholders' Equity:
Preferred Stock - $0.001 par value - 5,000,000 authorized and none issued or outstanding	$-	$-			$-	$-	$-			$-
Common Stock - $0.001 par value - 50,000,000 shares authorized, 3,210,000 issued and outstanding for both years	$83,794	$3,210	(83,794)	NOTE 6	$3,210	$83,794	$3,210	(83,794)	NOTE 6	$3,210
Additional paid-in capital	315,006	17,790	(315,006)	NOTE 6	17,790	315,006	17,790	(315,006)	NOTE 6	17,790
Gain on Bargain Purchase	-	-	27,625	NOTE 6	27,625	-	-	12,529	NOTE 6	12,529
Retained earnings (deficit) Accumulated During Developmt Stage	(371,175)	(24,097)	371,175	NOTE 6	(24,097)	(385,771)	(24,097)	386,271	NOTE 6	(23,597)

TOTAL STOCKHOLDERS EQUITY	$27,625	$(3,097)	$-		$24,528	$13,029	$(3,097)	$-		$9,932

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$34,567	$3,319	$-		$37,886	$27,971	$3,319	$-		$31,290

The accompanying notes are an integral part of these financial statements.

FASTFIX, INC
(A Development Stage Company)
STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
AS OF DECEMBER 31, 2010 & MARCH 31, 2011
AUDITED
RESTATED 6/23/2011

FASTFIX INC	HISTORICAL
	Common	Additional	Retained
	Stock	Paid In Capital	Earnings	Total

Balance at January 1, 2010	$81,751	$305,749	$(277,711)	$109,789

Stock Issued	2,043	-	-	2,043

Additional Paid in Capital	-	9,257	-	9,257

Retained Earnings	-	-		-

Net Income	-	-	(93,464)	(93,464)

Balance at December 31, 2010	$83,794	$315,006	$(371,175)	$27,625

MADISON ENTERPRISES	HISTORICAL
	Common	Additional	Retained
	Stock	Paid In Capital	Earnings	Total

Balance at January 1, 2010	$3,210	$17,790	$(14,898)	$6,102

Stock Issued	-	-	-	-

Additional Paid in Capital	-	-	-	-

Retained Earnings	-	-	-	-

Net Income	-	-	(9,199)	(9,199)

Balance at December 31, 2010	$3,210	$17,790	$(24,097)	$(3,097)

PRO FORMA
CONSOLIDATED		2010

	Common	Additional	Retained
	Stock	Paid In Capital	Earnings	Total

Balance at January 1, 2010	$84,961	$323,539	$(292,609)	$115,891

Stock Issued	2,043	-	-	2,043

Additional Paid in Capital	-	9,257	-	9,257

Retained Earnings Adjustment	-	-	-	-

Net Income	-	-	(102,663)	(102,663)

Pro Forma Adjustments (NOTE 6)	(83,794)	(315,006)	371,175	-

Balance at December 31, 2010	$3,210	$17,790	$(24,097)	$24,528

FASTFIX INC	HISTORICAL
	Common	Additional	Retained
	Stock	Paid In Capital	Earnings	Total

Balance at December 31, 2010	$83,794	$315,006	$(371,175)	$27,625

Net Stock Issued (Purchased)	-	-	-	-

Additional Paid in Capital	-	-	-	-

Retained Earnings	-	-	-	-

Net Income	-	-	(14,596)	(14,596)

Balance at March 31, 2011	$83,794	$315,006	$(385,771)	$13,029

MADISON ENTERPRISES	HISTORICAL
	Common	Additional	Retained
	Stock	Paid In Capital	Earnings	Total

Balance at December 31, 2010	$3,210	$17,790	$(24,097)	$(3,097)

Net Stock Issued (Purchased)	-	-	-	-

Additional Paid in Capital	-	-	-	-

Retained Earnings	-	-	-	-

Net Income	-	-	-	-

Balance at March 31, 2011	$3,210	$17,790	$(24,097)	$(3,097)

PRO FORMA
CONSOLIDATED		March 31, 2011

	Common	Additional	Retained
	Stock	Paid In Capital	Earnings	Total

Balance at December 31, 2010	$87,004	$332,796	$(395,272)	$24,528

Net Stock Issued (Purchased)	-	-	-	-

Additional Paid in Capital	-	-	-	-

Retained Earnings	-	-	-	-

Net Income	-	-	(14,596)	(14,596)

Pro Forma Adjustments (NOTE 6)	(83,794)	(315,006)	398,800	-

Balance at March 31, 2011	$3,210	$17,790	$(11,068)	$9,932

The accompanying notes are an integral part of these financial statements.

FASTFIX, INC
(A Development Stage Company)
STATEMENTS OF OPERATIONS
AS OF DECEMBER 31, 2010 & MARCH 31, 2011
AUDITED
RESTATED 6/23/2011

			Pro Forma		Pro Forma			Pro Forma		Pro Forma
	Historical		Adjustments		Consolidated	Historical		Adjustments		Consolidated
	FastFix	Madison				FastFix	Madison
	December 31, 2010	December 31, 2010			December 31, 2010	March 31, 2011	March 31, 2011			March 31, 2011

Revenue	$-	$-	$-		$-	$-	$-	$-		$-

Cost of Revenue	-	-	-		-	-	-	-		-

Gross Profit (Loss)	-	-	-		-	-	-	-		-

Operating Expenses	93,464	9,199	-		102,663	14,596	-	-		14,596

Net Income (Loss) from Operations	(93,464)	(9,199)	-		(102,663)	(14,596)	-	-		(14,596)

Gain on Bargain Purchase Acquisition	-	-	27,625	NOTE 6	27,625	-	-	12,529	NOTE 6	12,529

Other Income (Expense), Net	-	-	-		-	-	-	-		-

Net Income (Loss)	$(93,464)	$(9,199)	$27,625		$(75,038)	$(14,596)	$-	$12,529		$(2,067)

Weighted average number of common shares
outstanding - basic and fully diluted	99,829,313	3,210,000	(99,829,313)		3,210,000	99,829,313	3,210,000	(99,829,313)		3,210,000

Net (Loss) per share - basic and fully diluted	$-0.0009	$-0.0029	$-0.0003		$-0.0038	$0.0000	$0.0000	$-0.0038		$0.0000

The accompanying notes are an integral part of these financial statements.

FASTFIX, INC
(A Development Stage Company)
STATEMENTS OF CASH FLOWS
AS OF DECEMBER 31, 2010 & MARCH 31, 2011
AUDITED
RESTATED 6/23/2011

			Pro Forma		Pro Forma			Pro Forma		Pro Forma
	Historical		Adjustments		Consolidated	Historical		Adjustments		Consolidated
	FastFix	Madison				FastFix	Madison
	December 31, 2010	December 31, 2010			December 31, 2010	March 31, 2011	March 31, 2011			March 31, 2011

Cash Flows From Operating Activities
Net income (loss)	$(93,464)	$(9,199)	$27,625	NOTE 4	$(75,038)	$(14,596)	$-	$12,529	NOTE 6	$(2,067)

Adjustments to reconcile net income (loss) to net cash (used) provided by operating activities:

Increase in Depreciation	89,464	-			89,464	6,596	-			6,596
(Increase) in Accounts Receivable	-	-			-	-	-			-
Increase in Accounts Payable and Accrued Expenses	3,500	4,611	-		8,111	8,000	-	-		8,000

Net cash (used) by operating activities	(500)	(4,588)	27,625		22,537	-	-	12,529		12,529

Cash Flows From Investing Activities

Purchase of property, plant and equipment	(10,800)	-	-		(10,800)	-	-	-		-

Net cash used in investing activities	(10,800)	-	-		(10,800)	-	-	-		-

Cash Flows From Financing Activities
Issuance of Common Stock	2,043	-	-		2,043	-	-	-		-
Cash in Escrow	-	4,588	-		4,588		-	-		-
Increase in Loans from Shareholders	-	-	-		-	-	-	-		-
Retained Earnings Adjustment	-	-	(27,625)	NOTE 6	(27,625)			(12,529)	NOTE 6	(12,529)
Increase in Contributed Capital	9,257	-	-		9,257	-	-	-		-

Net cash used in financing activities	11,300	4,588	(27,625)		(11,737)	-	-	(12,529)		(12,529)

Net decrease in cash and cash equivalents	-	-	-		-	-	-	-		-

Cash and cash equivalents, Beginning of Period	-	-	-		-	-	-	-		-

Cash and cash equivalents, December 31st	$-	$-	$-		$-	$-	$-	$-		$-

The accompanying notes are an integral part of these financial statements.

FASTFIX INC
NOTES TO FINANCIAL STATEMENTS
December 31, 2010

NOTE 1.                  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a.  Organization

Fastfix Inc (the Company) was incorporated on July 21, 2005 under the laws of the Stateof Delaware to engage in any lawful act or activity.

Significant progress has been made in several areas since forming the vision back in1999-2000. This breakthrough software solution preliminary version was hosted at http://fastfixinc.cust.flarenetworks.com for over one year during 2001-2002. High-level strategic conceptual framework for the entire global trade infrastructure, encompassing all three distinct market segments, was fully finalized in March 2009. Currently our web site http://www.fastfixinc.com site is hosting many completed parts of the solution.

Further Technology developments and fine tuning of certain key features is in progress. Our unique process and methodology has USPTO # 10/908,753 patent pending statusand was granted express permission from USPTO for global / international patent filings.

b.           U.S.  GAAP

The accompanying financial statements have been prepared in accordance with U.S.Generally Accepted Accounting Principles.

NOTE 2.                 PROPERTY AND EQUIPMENT

The Company engaged the services of an Information Technology Company to developand maintain the website with the unique features to represent the Company's goals andaspirations in reaching and serving its global customers, and recognized the value of the asset Software Built-in-House based on the billings of the IT Company.  By this period, a significant part of the asset has been built enabling us to attract potential investors and clients and we are in the process of developing other important modules also.

The cost of the asset, valued on the above basis, and the accumulated depreciationthereof are as follows:

	12/31/2010	3/31/2011

Cost recognized	$273,900	$273,900
Accumulated depreciation	(239,333)	(245,929)

Carrying value	34,567	27,971

NOTE 3.                 EARNINGS PER COMMON SHARE

Basic earnings per common share are computed by dividing net income (loss) availableto common stockholders by the weighted average number of common sharesoutstanding during the year.  As of December 31, 2010 and 2009, the Company had8,214,338 and 8,021,798 weighted average number of common shares respectively.

NOTE 4.                 TRANSACTIONS WITH RELATED PARTIES

The Company uses the services of MS Acctek Inc, which is controlled by theCompany's CFO; since the pre-incorporation years, beginning 2002. The Company hasissued a total of 1,389,858 common shares for a total amount of $65,250 for servicesrendered periodically since 2002.

NOTE 5.                 TRANSACTIONS WITH RELATED PARTIES

The Company has entered into a retainer agreement with Mintz & Fraade, P.C., a stockholder of the Company, to act as the Company’s legal counsel. In consideration for its legal services rendered and to be rendered pursuant to its retainer agreement with the Company, Mintz & Fraade, P.C. shall receive $100,000 payable from 50% of the first $200,000 received after the first $300,000 received from any source including, but not limited to: (A) the sale of shares of the Company to the public pursuant to a Registration Statement or (B) the sale of shares of the Company pursuant to a Private Placement Memorandum.

NOTE 6.                 SUBSEQUENT EVENTS

Subsequent to the period covered by these financial statements, Fastfix entered into an Acquisition Agreement dated as of the 10th day of May, 2011 with Madison Enterprises Group, Inc. (“Madison”), a Delaware corporation (the “Closing”). Pursuant to the terms of the Acquisition Agreement, Madison agreed to acquire up to 99,829,313 shares of the issued and outstanding common stock of Fastfix from the stockholders of Fastfix (the “Fastfix Stockholders”) in exchange for up to 2,824,800 shares of the common stock of Madison. The aggregate of 99,829,313 shares represents 100% of Fasfix’s issued and outstanding shares of Common Stock. The aggregate of 2,824,800 shares represents 88% of Madison’s shares of Common Stock expected to be issued and outstanding as of June 9, 2010, if all of the Fastfix Stockholders transfer their shares pursuant to the Acquisition Agreement.

Pursuant to the Acquisition Agreement, Mintz & Fraade Enterprises, LLC and Sierra Gray Capital, LLC agreed to deliver to the Company for redemption 2,824,800 shares of Madison's Common Stock, in consideration for the payment of $150,000 payable to Mintz & Fraade, P.C. on behalf of Mintz & Fraade Enterprises, LLC and Sierra Grey Capital, LLC as follows: (i) $37,500 from the first $75,000 of funds received from any source including, but not limited to, a private or public debt or equity offering (when the first $37,500 is paid by Madison to Mintz & Fraade, P.C. then Madison shall redeem 353,100 shares of Madison Common Stock owned by Mintz & Fraade Enterprises, LLC and 353,100 shares of Madison Common Stock owned by Sierra Grey Capital, LLC) and (ii) when $37,500 from each additional $75,000 of funds which are received from any source including, but not limited to, a private or public debt or equity offering, then Madison shall redeem 353,100 shares of Madison Common Stock owned by Mintz & Fraade Enterprises, LLC and 353,100 shares of Madison Common Stock owned by Sierra Grey Capital, LLC so that when $300,000 is received from any source including, but not limited to, a private or public debt or equity offering, the full $150,000 shall have been paid and 2,824,800 shares of Madison Common Stock shall have been redeemed.

The Company has agreed to issue after the Closing 10,000,000 shares of anti-dilutive Preferred Stock to the stockholders as of June 9, 2011 on a pro rata basis. These shares shall be convertible into Common Stock at a rate of five shares of Common Stock for every one share of Preferred Stock. The Preferred Stock shall not be convertible:

(i) during the first 12 months or during a financing transaction;
(ii) until the Company is trading on the Pink Sheets or any exchange; and
(iii) revenues of $1,000,000 must have been received during a period of 12 consecutive months prior to such conversion.

Shares of Preferred Stock shall be entitled to vote on an “as-converted to common stock basis.” Conversion shall not be affected by reverse stock splits. For example, if the Company makes a reverse split and 100,000,000 shares of Common Stock outstanding are reduced to 20,000,000 shares, the 10,000,000 shares of Preferred Stock will continue to be convertible into 50,000,000 shares of Common Stock.

Pursuant to the terms of the Acquisition Agreement, the Company shall enter into employment agreements with each of Craig Eckert and Vijaya Iswara for a period of three years each, with a base salary of $96,000 per year for each of them. Salaries will not commence until after the Company has raised in excess of $500,000. Mr. Eckert’s salary will accrue as of March 1, 2011; the accrual will be paid out of a percentage of future revenues to be agreed upon.

Deep Sea Logistics, Inc. and Mr. Iswara have agreed to enter into an agreement with the Company which shall provide as follows:

i. Mr. Iswara as the sole owner of Deep Sea Logistics, Inc., shall agree to pay off the Deep Sea Logistics, Inc. outstanding judgments and provide an undertaking that he shall obtain satisfactions of the judgments.  Mr. Iswara shall further authorize FastFix and/or any stockholder of FastFix to pay off the judgments. Such judgments aggregate approximately $100,000. 100,000 shares of stock of FastFix shall be held in escrow by Mintz & Fraade, P.C. until all claims are satisfied.

ii. FastFix shall have the right to withhold 10% of the first $100,000 of Mr. Iswara’s annual compensation and 25% of any compensation above $100,000 for the benefit of FastFix or the stockholders who pay such judgments.  The unpaid balance shall be due in five (5) years at which time FastFix or the stockholders could sell the stock held in escrow to satisfy any unpaid amount.

iii. A similar structure shall be utilized with respect to judgments and claims against Mr. Iswara. Such judgments aggregate approximately $50,000.

Mr. Iswara has agreed that he and Deep Sea Logistics, Inc. will not engage in any business activities other than through the Company.

Pursuant to the aforementioned agreement, FAS 141R covers the accounting for bargain purchase transactions.  A bargain purchase occurs if the acquisition date fair value amounts of the identifiable assets acquired and liabilities assumed, exceed the sum of 1) the value of consideration transferred; 2) the fair value of any non-controlling interest in the acquiree; and 3) the fair value of any previously held equity interest in the acquiree. The result of this mathematical exercise is also called “negative goodwill.” While FAS 141R indicates that a bargain purchase (negative goodwill) will be uncommon, a bargain purchase may occur when the entity being acquired is in a forced liquidation or distressed sale.

We calculated a Gain on Bargain Purchase as follows:

Balance Sheet Date	12/31/10	3/31/11

Value of Assets	$34,567	$27,971
Value of Liabilities	$6,942	$14,942

Gain on Bargain Purchase	$27,625	$12,529

PART II

INFORMATION NOT REQURIED PURSUANT TO THE PROSPECTUS

ITEM 15: RECENT SALE OF UNREGISTERED SECURITIES

The following sets forth information relating to all previous sales of our common stock, which sales were not registered pursuant to the Securities Act.

Sierra Grey Capital, LLC and Mintz & Fraade Enterprises, LLC were each issued 1,500,000 shares of restricted common stock as founders shares as of August 17, 2006. Pursuant to the Acquisition Agreement, Mintz & Fraade Enterprises, LLC and Sierra Gray Capital, LLC agreed to deliver to us for redemption 2,824,800 shares of Madison's Common Stock, in consideration for the payment of $150,000 payable to Mintz & Fraade, P.C. on behalf of Mintz & Fraade Enterprises, LLC and Sierra Grey Capital, LLC as follows: (i) $37,500 from the first $75,000 of funds received from any source including, but not limited to, a private or public debt or equity offering (when the first $37,500 is paid by Madison to Mintz & Fraade, P.C. then Madison shall redeem 353,100 shares of Madison Common Stock owned by Mintz & Fraade Enterprises, LLC and 353,100 shares of Madison Common Stock owned by Sierra Grey Capital, LLC) and (ii) when $37,500 from each additional $75,000 of funds which are received from any source including, but not limited to, a private or public debt or equity offering, then Madison shall redeem 353,100 shares of Madison Common Stock owned by Mintz & Fraade Enterprises, LLC and 353,100 shares of Madison Common Stock owned by Sierra Grey Capital, LLC so that when $300,000 is received from any source including, but not limited to, a private or public debt or equity offering, the full $150,000 shall have been paid and 2,824,800 shares of Madison Common Stock shall have been redeemed.

During the period from November 1, 2006 through December 31, 2007, we sold an aggregate of 210,000 shares to 21 investors in exchange for an aggregate $21,000 in cash pursuant to Section 4(2) of the Securities Act.  Such security holders cannot rely upon Rule 144 for resale transactions. There is a general prohibition against reliance on Rule 144 with respect to securities issued by shell companies such as ours.  In order to resell the securities subject to Rule 144, the company must first cease being a shell company, be subject to the Exchange Act reporting obligations, and file all required Exchange Act reports during the proceeding twelve months.  Additionally, one year must elapse after all Exchange Act reports are filed before the securities may be resold.  A list of the investors, the amount of stock purchased, and the date of the purchase are listed below:

NAME OF INVESTOR	PRICE PER SHARE	TOTAL SHARES	TOTAL PRICE	DATE PURCHASED
Marcus Bernold	$0.10	10,000	$1,000	1/18/2007
Rene Carrel	$0.10	10,000	$1,000	11/10/2006
Bar Ernst	$0.10	10,000	$1,000	1/19/2007
Monique Heuberger	$0.10	10,000	$1,000	2/4/2007
Roland Heuberger	$0.10	10,000	$1,000	2/4/2007
Kareela Business Ltd.	$0.10	10,000	$1,000	11/10/2006
Manuela Kesselring	$0.10	10,000	$1,000	2/5/2007
Ronald Kesselring	$0.10	10,000	$1,000	2/5/2007
Keyes Family Trust	$0.10	10,000	$1,000	2/13/2007
Christoph Marti	$0.10	10,000	$1,000	11/10/2006
Kurt Marty	$0.10	10,000	$1,000	1/18/2007
Andreas Pliakas	$0.10	10,000	$1,000	11/10/2006
Arne Rupp	$0.10	10,000	$1,000	11/10/2006
Margrit Stocker Rupp	$0.10	10,000	$1,000	11/10/2006
Haldun Sacbüken	$0.10	10,000	$1,000	11/10/2006
Raul Senn	$0.10	10,000	$1,000	11/10/2006
Claude Schurch	$0.10	10,000	$1,000	2/5/2007
Siegfried Schurch	$0.10	10,000	$1,000	11/10/2006
Ulrich Schurch	$0.10	10,000	$1,000	11/10/2006
Kerstin Schurch-Rupp	$0.10	10,000	$1,000	11/10/2006
Tell Capital AG	$0.10	10,000	$1,000	11/10/2006

The sale of all shares except for the sale to the Keyes Family Trust were made outside the United States  to  “non U.S. persons” and are therefore exempt from registration under the Securities Act of 1933 pursuant to Regulation S.  Pursuant to the subscription agreement signed by Richard Keyes, the trust’s trustee, on behalf of the Keyes Family Trust, Richard Keyes has sufficient knowledge and experience in business and financial matters to evaluate the information set forth in the subscription agreement, and the risks of the investment, to make an informed decision with respect thereto.  Therefore, the sale of shares to the Keyes Family Trust through Richard Keyes was also exempt from registration pursuant to Section 4(2) of the Securities Act of 1933 as amended.

ITEM24:  INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section  145 of the  Delaware General Corporation Law provides that a corporation may indemnify  directors and officers as well as other employees and individuals against expenses including  attorneys' fees, judgments, fines and amounts paid in settlement  in  connection with various actions, suits or proceedings, whether civil, criminal, administrative or investigative other than an action by or in the right of the corporation,  a derivative action, if they acted in good faith and in a manner they reasonably believed  to be in or not opposed to the best interests of the corporation, and, with  respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions,   except that indemnification only extends to expenses including attorneys' fees incurred in connection with the defense or settlement of such actions, and the statute requires court  approval before there may be any indemnification  where the person seeking  indemnification has been found liable to the corporation.  The statute provides that it is not exclusive of other indemnification which may be granted by a corporation's   certificate of incorporation, bylaws, agreement, a vote of stockholders or disinterested directors or otherwise.

Our Certificate of Incorporation provides that we will indemnify and hold harmless, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, as amended from time to time, each person that such section grants us the power to indemnify.

The Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

      o     any breach of the director's  duty of loyalty to the corporation or its stockholders;

      o     acts or  omissions  not in good faith or which involve intentional misconduct or a knowing violation of law;

      o     payments of unlawful  dividends  or unlawful  stock  repurchases  or redemptions; or

      o     any transaction from which the director derived an improper personal benefit.

     Our Certificate of Incorporation provides that, to the fullest extent permitted by applicable  law,  none of our directors  will be personally liable to us or our  stockholders  for monetary  damages for breach of fiduciary duty as a  director.  Any repeal  or  modification  of this  provision  will be prospective only and will not adversely affect any limitation, right or protection of a director of our company existing at the time of such repeal or modification.

ITEM 25:  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

We will pay all costs and expenses in connection with this offering, including but not limited to all expenses related to the costs of preparing, reproducing or printing this registration statement, legal expenses, and other expenses incurred in qualifying or registering the offering for sale under state laws as may be necessary, as well as the fees and expenses of our attorneys and accountants. It is anticipated that the total of all costs and expenses in connection with this offering will be approximately $17,000. This includes:

Attorney fees	$0.00
CPA fees	$9,000.00
SEC filing fee	1.29
Escrow agent fee	$5,000.00
Filing Service	$4,000.00
Total	$18,001.29

ITEM 26: EXHIBITS SCHEDULE

The following exhibits are filed with this prospectus:

Exhibit	Description
2.1
Acquisition Agreement between Fastfix, Inc. and Madison Enterprises Group, Inc. dated May 10, 2011 (Previously filed with the Securities and Exchange Commission as Exhibit 2 to the Form 8-K Filed with the SEC on May 16, 2011and incorporated herein by reference)

3.1	Articles of Incorporation (Previously filed with the Securities and Exchange Commission as Exhibit 3.1 to the Form 8-K Filed with the SEC on May 16, 2011and incorporated herein by reference)
3.2	By-Laws (Previously filed with the Securities and Exchange Commission as Exhibit 3.2 to the Form 8-K Filed with the SEC on May 16, 2011and incorporated herein by reference)
5.1
Opinion of Mintz & Fraade, P.C. (Previously filed with the Securities and Exchange Commission as Exhibit 5.1 to the Registrant’s Registration Statement on Form S-1 on July 24, 2009 and incorporated herein by reference)

10.1	Consulting Agreement between Fastfix, Inc. and Highland Global Partners, LLC dated November 29, 2010
14.1	Code of Ethics (Previously filed with the Securities and Exchange Commission as Exhibit 14 to the Form 8-K Filed with the SEC on May 16, 2011 and incorporated herein by reference)
23.1	Consent of Bernstein & Pinchuk LLP
23.2	Consent of Eugene Egeberg
99.1
Escrow Agreement (Previously filed with the Securities and Exchange Commission as Exhibit 99.1 to the Registrant’s Registration Statement on Form S-1 on October 23, 2007 and incorporated herein by reference)

ITEM 27: UNDERTAKING

The undersigned Registrant hereby undertakes:

1.  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(a)  include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(b)  reflect in the prospectus any facts or events which, individually or, together, represent a fundamental change in the information in the registration statement. Notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(c) include any additional or changed material information on the plan of distribution.

2.  For determining liability under the Securities Act, to treat each such post-effective amendment as a new registration statement of the securities offered, and the offering of such securities at that time to be the initial bona fide offering.

3.  To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

4. For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;
ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

iii.
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

iv.	Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

5. For the purpose of determining liability under the Securities Act to any purchaser each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectus filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

Signatures

Pursuant to the requirements of the Securities Act of 1933, Madison Enterprises Group has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York in the State of New York, on June 30, 2011.

Madison Enterprises Group, Inc.

By: /s/ Craig Eckert
Craig Eckert, President and CEO

Signature	Title	Date
Chairman of the Board
/s/ Vijaya Iswara	Director	June 30, 2011
Vijaya Iswara

President
/s/ Craig Eckert	Director	June 30, 2011
Craig Eckert	Principal Financial Officer